UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Marathon Oil Corporation

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting

of Stockholders and Proxy Statement

2011

Wednesday, April 27, 2011

10:00 a.m. Central Time

Conference Center Auditorium

Marathon Oil Tower

5555 San Felipe Road

Houston, Texas 77056

Please vote promptly either by:

▶ telephone,

▶ the Internet, or

▶ marking, signing and returning your proxy or voting instruction card.

Marathon Oil Corporation 5555 San Felipe Road Houston, TX 77056	Clarence P. Cazalot, Jr. President and Chief Executive Officer

March [  ], 2011

Dear Marathon Stockholder,

On behalf of your Board of Directors and management, you are cordially invited to attend our 2011 annual meeting of stockholders to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas, on Wednesday, April 27, 2011 at 10:00 a.m. Central Time.

We are pleased to continue taking advantage of the Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative, which allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On March [  ], 2011, we plan to commence mailing to our U.S. stockholders a Notice containing instructions on how to access our 2011 Proxy Statement and 2010 Annual Report on Form 10-K and vote online. In addition, instructions on how to request a printed copy of these materials may also be found on the Notice. All other stockholders will continue to receive copies of the proxy statement and annual report by mail. The matters to be voted on at the meeting can be found in the 2011 Proxy Statement.

Your vote is important. We hope you will vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

on April 27, 2011

We will hold our 2011 annual meeting of stockholders in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 on Wednesday, April 27, 2011 at 10:00 a.m. Central Time, in order to:

•	elect thirteen directors;

•	ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2011;

•	consider a Board proposal to amend our by-laws to lower the threshold for stockholders to call special meetings;

•	consider a Board proposal for a non-binding advisory vote on our executive compensation;

•	consider a Board proposal to select the desired frequency of non-binding advisory votes on executive compensation;

•	consider a stockholder proposal seeking a safety report outlining the Company’s steps to reduce the risk of accidents; and

•	transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Marathon Oil Corporation common stock at the close of business on February 28, 2011. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Marathon is taking advantage of the Securities and Exchange Commission rules which allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

If you received a printed copy of the materials, we have enclosed a copy of the Company’s 2010 Annual Report on Form 10-K to stockholders with this notice and proxy statement.

By order of the Board of Directors,

Sylvia J. Kerrigan

Secretary

Dated: March [  ], 2011

Marathon Oil Corporation

5555 San Felipe Road

Houston, TX 77056

Proxy Statement

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are Thomas J. Usher, Clarence P. Cazalot, Jr. and Janet F. Clark.

We will hold the meeting on April 27, 2011 in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing of the Notice Regarding the Availability of Proxy Materials, the 2011 Proxy Statement, the proxy card, and the Letter to Stockholders and 2010 Annual Report on Form 10-K on or about March [ ], 2011.

Questions and Answers

¢     Who may vote?

You may vote if you were a holder of Marathon Oil Corporation (“Marathon” or the “Company”) common stock at the close of business on February 28, 2011, which is the record date of the meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the meeting.

¢     What may I vote on?

You may vote on:

•   the election of thirteen nominees to serve as directors;

•   the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2011;

•   a Board proposal to amend our by-laws to lower the threshold for stockholders to call special meetings;

•   a Board proposal for a non-binding advisory vote on our executive compensation;

•   a Board proposal to select the desired frequency of non-binding advisory votes on executive compensation; and

•   a stockholder proposal seeking a safety report outlining the Company’s steps to reduce the risk of accidents.

¢     How does the Board recommend I vote?

The Board recommends that you vote:

•   FOR each of the nominees for director;

•   FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2011;

•   FOR the Board proposal to amend our by-laws to lower the threshold for stockholders to call special meetings;

•   FOR the Board proposal for a non-binding advisory vote on our executive compensation;

•   EVERY YEAR (1) on the Board proposal to select the desired frequency of non-binding advisory votes on executive compensation; and

•   AGAINST the stockholder proposal seeking a safety report outlining the Company’s steps to reduce the risk of accidents.

¢     If I am a stockholder of record of Marathon shares, how do I cast my vote?

If you are a holder of record of Marathon common stock, you may vote in person at the annual meeting. We will give you a ballot at the meeting.

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy on the Internet, vote by proxy using the enclosed proxy card, or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice Regarding the Availability of Proxy Materials (the “Notice”) or on your proxy card;
•	To vote by proxy using the enclosed proxy card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided; or
•	To vote by proxy over the telephone (if you received a printed copy of these proxy materials by mail), dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:59 p.m., Eastern Time on April 26, 2011 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

¢	If I am a beneficial owner of Marathon shares, how do I vote?

If you are a beneficial owner of shares of Marathon common stock held in street name and you received a printed copy of these proxy materials by mail, you should have received a voting instruction card with these proxy materials from the organization that is the record owner of your shares rather than from us. If you are a beneficial owner of shares held in street name and you received a notice by mail, you should have received the notice from the organization that is the record owner of your shares rather than from us. Beneficial owners that received a printed copy of these proxy materials by mail from the record owner may complete and mail that voting instruction card or may vote by telephone or over the Internet as instructed by that organization in the voting instruction card. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions. A beneficial owner planning to vote in person at the annual meeting must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

¢	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Unless you previously requested to receive a printed copy of the proxy materials or reside in a location outside the United States, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

¢	May I change my vote?

If you are a holder of record of shares of Marathon common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•	voting again by telephone or over the Internet;
•	sending us a proxy card dated later than your last vote;
•	notifying the Secretary of Marathon in writing; or
•	voting at the meeting.

¢	How many outstanding shares are there?

At the close of business on February 28, 2011, which is the record date for the meeting, there were[        ] shares of Marathon common stock outstanding and entitled to vote.

¢	How big a vote do the proposals need in order to be approved?

Directors are elected by a majority of the votes cast. For a director to be elected, the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Each of the other proposals, will be approved if it receives a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote. Although the advisory votes on Proposals 4 and 5 are non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of stockholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes. Except as otherwise provided above, abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

¢	What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from customers. The ratification of the independent auditor is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors, proposals related to executive compensation or the stockholder proposals, unless they have received voting instructions from their customers. Shares held by brokers on behalf of these customers which are not voted on non-routine matters are broker non-votes.

¢	What constitutes a quorum?

Under our by-laws, a quorum is one third of the voting power of the outstanding shares of stock entitled to vote.

¢	Will my vote be confidential?

Only the voting records of employee/shareholders are kept confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.

¢	How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our corporate Secretary on or after November 12, 2010 and no later than December 12, 2010, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

¢	When must stockholder proposals be submitted for the 2012 annual meeting?

Stockholder proposals submitted for inclusion in our 2012 proxy statement must be received in writing by our corporate Secretary no later than the close of business on November [  ], 2011. Stockholder proposals submitted outside the process for inclusion in the proxy statement must be received from stockholders of record on or after November [  ], 2011 and no later than December [  ], 2011 and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws.

The Board of Directors and Governance Matters

Under our by-laws and the laws of Delaware, Marathon’s state of incorporation, the business and affairs of Marathon are managed under the direction of the Board of Directors. The Board met eight times in 2010. Their attendance averaged approximately 98 percent for the aggregate of the total number of Board and committee meetings held in 2010. Under our Corporate Governance Principles, directors are expected to attend the annual meeting of stockholders, and in 2010 all of our then-serving directors attended the meeting in person or teleconference.

With respect to a lead or presiding director, the chairman of the Board presides at all meetings of stockholders and of the Board of Directors. In circumstances where the outside directors meet without the chairman or in circumstances where the chairman is unavailable, the chairman of the Corporate Governance and Nominating Committee presides at any such meeting, unless the Board determines that another director should lead the discussion due to the particular subject matter being discussed. The chairman of the Board also attends all committee meetings.

Our Corporate Governance Principles also require non-management directors of the Company to meet at regularly scheduled executive sessions. To comply with this directive, an offer of an executive session is extended to non-management directors at each regularly scheduled Board meeting. The chairman of the Board presides at these executive sessions, which serve as an efficient check on management. In 2010, non-management directors of the Company held three executive sessions.

In 2010, the Board had four principal committees, all the members of which were independent, non-employee directors. The table below shows the current committee memberships of each director and the number of meetings that each corresponding committee held in 2010.

Board Committee Memberships	Director	Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee	Public Policy Committee

	Gregory H. Boyce	X	X		X
	David A. Daberko	X	X*	X
	William L. Davis	X		X	X

	Shirley Ann Jackson	X*	X		X
	Philip Lader			X	X*
	Charles R. Lee	X	X		X

	Michael E. J. Phelps	X		X	X
	Dennis H. Reilley		X	X*	X
	Seth E. Schofield	X	X	X
	John W. Snow		X	X	X

	Number of Meetings in 2010	5	6	6	5

* Chair

Pierre Brondeau was elected to the Board of Directors effective January 1, 2011. On January 29, 2011, he was appointed by the Board to serve on the Compensation Committee, the Corporate Governance and Nominating Committee, and the Public Policy Committee.

Board and Committee Independence

The principal committee structure of the Board includes audit and finance, compensation, corporate governance and nominating, and public policy. These committees are comprised entirely of independent directors.

In determining independence, the Board affirmatively determines whether directors have no material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly, immediate family members of the director, or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In 2010, the Board considered contributions made by the Company to universities and other not-for-profit organizations of which Shirley Ann Jackson and Philip Lader or their immediate family members are directors, trustees or affiliates, and payments made by the Company to a law firm which Philip Lader is a partner. These transactions did not exceed the thresholds set forth in the categorical standards below.

The Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, any direct compensation from the Company in excess of $120,000 during any twelve-month period within the last three years, other than compensation for board or committee service, pension or other forms of deferred compensation for prior service, or compensation paid to an immediate family member who is a non-executive employee of the Company; (3) with respect to the Company’s external auditor, (a) not being engaged, or having an immediate family member engaged, as a current partner by the Company’s external auditor, (b) not being a current employee of the Company’s external auditor, (c) not having an immediate family member who is a current employee of the Company’s external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) not being engaged or employed or having an immediate family member engaged or employed, within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being a current employee, or having an immediate family member who is a current executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which, in any of the three preceding fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; and (6) not being an executive officer of a tax-exempt organization of which the Company has within the three preceding fiscal years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the tax-exempt organization’s consolidated gross revenues.

Applying these categorical standards, the Board determined that the following directors qualify as independent: Gregory H. Boyce; Pierre Brondeau; David A. Daberko; William L. Davis; Shirley Ann Jackson; Philip Lader; Charles R. Lee; Michael E. J. Phelps; Dennis H. Reilley; Seth E. Schofield; John W. Snow; and Thomas J. Usher.

Audit and Finance Committee

The Audit and Finance Committee has a written charter adopted by the Board, which is attached hereto as Appendix I and is also available on the Company’s website at http://www.marathon.com/Audit_Committee_Charter/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2010. All the members of the Audit and Finance Committee are independent (as independence is defined in Securities Exchange Act Rule 10A-3, as well as the general independence requirements of New York Stock Exchange (“NYSE”) Rule 303A.02).

This committee is, among other things, responsible for:

• appointing, replacing, compensating and overseeing the work of the independent auditor;

• reviewing the fees proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

• separately meeting with the independent auditor, the internal auditors and management with respect to the status and results of their activities;

• reviewing with the chief executive officer, the chief financial officer, and the general counsel the Company’s disclosure controls and procedures and management’s conclusions about the efficacy of such disclosure controls and procedures;

• reviewing, approving and discussing with management and the independent auditor the annual and quarterly financial statements, reports of internal control over financial reporting, the annual report to stockholders, and the Form 10-K;

• reviewing earnings press releases;

• discussing with management guidelines and policies to govern the process by which risk assessment and management is undertaken by the Company;

• reviewing and recommending dividends;

• approving and recommending financings, including the recommendations of action to subsidiaries, partnerships and joint ventures;

• reviewing and reporting on the Company’s compliance with financial covenants and other terms of loans and other agreements;

• reviewing legal and regulatory compliance regarding the Company’s financial statements, accounting or auditing matters or compliance with the Code of Business Conduct or Policy for Whistleblowing Procedures; and

• completing an annual performance evaluation of this committee.

The Audit and Finance Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants.

Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is attached as Appendix II to this proxy statement and is also available on the Company’s website at http://www.marathon.com/Policy_PreAppAudit_Tax_NonAudit/. Among other things, this policy sets forth the procedure for the committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, it is the intent of the committee that standard practice will be to pre-approve all permissible non-audit services. The committee delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board of Directors has determined that David A. Daberko, Charles R. Lee, and Michael E. J. Phelps each qualify as an “Audit Committee Financial Expert.”

• Mr. Daberko was chairman of the board and former chief executive officer of National City Corporation. In addition to certifying the effectiveness of internal controls and procedures required by his former position as CEO, Mr. Daberko’s previous positions with National City required him to oversee internal accounting controls and set internal control policy. As head of bank investments, he was responsible for overseeing accounting for that area. Mr. Daberko holds a MBA in finance from Case Western Reserve University.

• Mr. Lee held positions as senior vice president-finance for Penn Central Corp. and Columbia Pictures Industries Inc., and senior vice president of finance with GTE Corporation. He received a MBA with distinction from the Harvard Graduate School of Business Administration.

• Mr. Phelps held a number of senior executive positions, including chief executive officer and chief financial officer for Westcoast Energy, Inc. In addition to his master’s of Law degree, he holds a bachelor of arts degree in economics and history.

Guidelines for Hiring of Employees or Former Employees of the Independent Auditor

The guidelines for hiring of employees or former employees of the independent auditor provide that the Company shall not hire any employee or former employee of its independent auditor for a position in a financial reporting oversight role if such employee or former employee was the lead or concurring partner, or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services during the one-year period preceding the date of the initiation of the audit. A complete set of these guidelines is available on the Company’s website at http://www.marathon.com/Guide_Hire_Employees_Indep_Auditor/.

Policy for Whistleblowing Procedures

The Policy for Whistleblowing Procedures establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees to the Company of concerns regarding questionable accounting or auditing matters. The Policy for Whistleblowing Procedures is available on the Company’s website at http://www.marathon.com/Policy_Whistleblowing_Procedures/.

Compensation Committee	The Compensation Committee is composed solely of directors who satisfy all criteria for independence under applicable law and the rules of the NYSE and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the committee.

The Compensation Committee has a written charter adopted by the Board, which is available on the Company’s website at http://www.marathon.com/Charter_Comp_Committee/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2010.

The committee is, among other things, responsible for:

• making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

• reviewing and approving corporate goals and objectives relevant to the chief executive officer’s compensation, and determining and approving the chief executive officer’s compensation level based on the Board’s performance evaluation of the chief executive officer;

• determining and approving the compensation of the other executive officers, and reviewing the succession plan relating to positions held by the other executive officers;

• recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

• confirming the achievement of performance levels under the Company’s incentive compensation plans;

• reviewing, recommending, and discussing with management the Compensation Discussion and Analysis section included in the Company’s annual proxy statement; and

• evaluating its performance on an annual basis.

The committee used Towers Watson & Co. (“Towers Watson”), a global professional services firm, to serve as its compensation consultant for 2010. The Committee also hired Meridian Compensation Partners LLC (“Meridian”) in the fourth quarter of 2010. These firms report directly to the committee. The consultant provides the committee with comparative data on executive compensation and expert advice on the design and implementation of the Company’s annual and long-term compensation programs.

The committee seeks input from the CEO on compensation decisions and performance appraisals for all other officers. However, all officer compensation matters are approved by the committee.

The committee meets at least four times a year and is given the opportunity to meet in executive session at each of its meetings. With input from the compensation consultant, the CEO, and the Vice President of Human Resources, the chairman of the committee approves the agendas for committee meetings. When possible, the committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are David Daberko (Chairman), Gregory Boyce, Pierre Brondeau, Shirley Ann Jackson, Charles Lee, Dennis Reilley, Seth Schofield and John Snow. Each person qualifies as an independent non-employee director, and no member has served as an officer or employee of the Company. During 2010, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed solely of independent directors in accordance with the rules of the NYSE. The committee’s primary purpose is to discharge the Board’s responsibility related to the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become board members, and the review of the qualifications and make-up of the Board membership.

The committee is, among other things, responsible for:

• reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

• considering and recruiting candidates to fill positions on the Board;

• considering nominees recommended by stockholders for election as directors;

• reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons including, without limitation, a determination of whether one or more Audit and Finance Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

• assessing and recommending overall corporate governance practices;

• establishing the process and overseeing the evaluation of the Board;

• reviewing and approving codes of conduct applicable to directors, officers and employees;

• reviewing the Company’s policy statement on stockholders’ rights plans and reporting any recommendations to the Board; and

• evaluating its performance on an annual basis.

A current copy of the Corporate Governance and Nominating Committee’s charter is available on the Company’s website at http://www.marathon.com/Charter_CorpGovNom_Committee/.

Director Identification and Selection

The process for director selection and director qualifications is set forth in Article III, Section (a) of the Company’s Corporate Governance Principles which are available on the Company’s website at http://www.marathon.com/Corporate_Governance_Principles/. In summary, the chairman of the Corporate Governance and Nominating Committee and the chief executive officer should work with a third-party professional search firm to review director candidates and their credentials. At least one member of the committee, the chairman of the board, and the chief executive officer should meet with the director candidate. This screening process applies to Corporate Governance and Nominating Committee recommended nominees, as well as nominees recommended by the stockholders in accordance with the Company’s by-laws. The criteria for selecting new directors include their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Company’s Corporate Governance Principles, their business or professional experience, their integrity and judgment, their record of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company from time to time. Directors should also be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders and not any special interest group or constituency. The committee’s charter also gives the committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

Public Policy Committee

The Public Policy Committee assists the Board in identifying and monitoring social, political, and environmental trends and issues which affect the Company. Additionally, the committee analyzes the Company’s global reputation and develops recommendations to strategically position the Company to support its business objectives. A copy of the committee charter is available on the Company’s website at http://www.marathon.com/Charter_Comm_PublicPolicy/.

The committee is, among other things, responsible for:

• reviewing and recommending Company policies, programs, and practices concerning broad public policy issues, which include, among other things, corporate responsibility, environmental protection, health, safety, ethical business conduct, consumer affairs and affirmative action/equal opportunity matters;

• reviewing and approving the Company’s budgets for political and charitable contributions and monitoring the Company’s compliance with such budgets; and

• identifying and monitoring broad public policy trends which affect or could affect the Company’s business activities, performance, and reputation.

Board’s Role in Risk Oversight

Responsibility for risk oversight rests with the Board of Directors and Committees of the Board in accordance with the focus areas of each Committee:

The Audit and Finance Committee annually reviews the process by which enterprise risk management is undertaken by the Company and the latest assessment of those risks and key mitigation strategies. They regularly review risks associated with financial and accounting matters and reporting. They monitor compliance with legal and regulatory requirements, as well as internal control systems. They also review risks associated with financial strategies and capital structure of the Company.

The Compensation Committee reviews the executive compensation program to help ensure that it does not encourage excessive risk and also reviews executive compensation, incentive compensation and succession plans to ensure the company has appropriate practices in place to support the retention and development of the talent necessary to achieve the company’s business goals and objectives.

The Public Policy Committee regularly reviews and oversees operational risks including those relating to health, environmental, safety and security. They review risks associated with social, political and environmental trends, issues and concerns, domestic and international, which affect or could affect the Company’s business activities, performance and reputation.

The Board receives regular updates from the committees about their activities in this regard and also reviews risks not specifically within the purview of a Committee and risks of a more strategic nature. Key risks associated with the strategic plan are reviewed annually at the strategy meeting of the Board and periodically throughout the year.

While the Board and Committees of the Board oversee risk management, Company management is responsible for managing risk. The Company has a strong enterprise risk management process for identifying, assessing, and managing risk as well as monitoring the performance of risk mitigation strategies. The governance of this process is effected though the executive sponsorship of the CEO and CFO and led by the Enterprise Risk Manager and a committee of executive officers and senior managers responsible for working across the business to manage each enterprise level risk and to identify emerging risks. These leaders meet quarterly and provide regular updates to the Board and Committees of the Board for their specific risk areas throughout the year as noted above.

Corporate Governance Principles	Our Corporate Governance Principles are available on the Company’s website at http://www.marathon.com/Corporate_Governance_Principles/. In summary, the Corporate Governance Principles address the general functioning of the Board, including its responsibilities, the Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the lead director position, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Leadership Structure of the Board	As provided in our Corporate Governance Principles, the Board does not have a policy, one way or the other, on whether or not the role of the chairman and CEO should be separate and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee. The Board is to make this choice on the basis of what is best for our Company at a given point in time. Since the separation of USX Corporation on December 31, 2001 into two independent companies, we have separated the positions of chairman and CEO. Thomas J. Usher serves as our chairman, and Clarence P. Cazalot, Jr. serves as our President and CEO. The Board determined that Mr. Usher’s knowledge and past experience would serve our Company well, and his insights have been and continue to be invaluable to the Board. This is the primary reason we believe the Board leadership structure is appropriate for us at this time.

Diversity

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of board members in the context of the current make-up of the Board. When we have an opening on the Board, we will always look at a diverse pool of candidates. In accordance with our Corporate Governance Principles, the assessment of the Board’s characteristics includes diversity, skills, such as an understanding of financial statements and financial reporting systems, manufacturing processes, technology and international experience. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

Communications from Interested Parties

All interested parties, including security holders, may send communications to the Board through the Secretary of the Company. You may communicate with the Chair of our Audit and Finance, Compensation, Corporate Governance and Nominating, and Public Policy Committees by sending an e-mail to auditandfinancechair@marathonoil.com, compchair@marathonoil.com, corpgovchair@marathonoil.com, or publicpolicychair@marathonoil.com, respectively. You may communicate with our outside directors, individually or as a group, by sending an e-mail to non-managedirectors@marathonoil.com.

The Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the affairs of the Company.

Code of Business Conduct	Our Code of Business Conduct is available on our website at http://www.marathon.com/Code_of_Business_Conduct/. The Code of Business Conduct applies to our directors, officers and employees.
Code of Ethics for Senior Financial Officers

Our Code of Ethics for Senior Financial Officers is available on the Company’s website at http://www.marathon.com/Code_Ethics_Sr_Finan_Off/. This code applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and mandates that these officers, among other things:

• act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

• provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

• comply with applicable governmental laws, rules and regulations; and

• promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit and Finance Committee of the Board of Directors and to the appropriate person or persons identified in the Company’s Code of Business Conduct.

The code further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

Compensation of Directors
The Board determines annual retainers and other compensation for non-employee directors. Directors who are employees of Marathon receive no compensation for their service on the Board.

2010 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)

Gregory H. Boyce	150,000	150,000	0	0	0	0	300,000

David A. Daberko	162,000	150,000	0	0	0	10,000	322,000

William L. Davis	150,000	150,000	0	0	0	0	300,000

Shirley Ann Jackson	165,000	150,000	0	0	0	0	315,000

Philip Lader	160,000	150,000	0	0	0	10,000	320,000

Charles R. Lee	150,000	150,000	0	0	0	0	300,000

Michael E. J. Phelps	150,000	150,000	0	0	0	0	300,000

Dennis H. Reilley	160,000	150,000	0	0	0	0	310,000

Seth E. Schofield	150,000	150,000	0	0	0	0	300,000

John W. Snow	150,000	150,000	0	0	0	0	300,000

Thomas J. Usher(5)	350,000	100,000	0	0	0	10,000	460,000

(1)	The aggregate number of stock awards outstanding as of December 31, 2010 for each director is as follows: Mr. Boyce, 11,603; Mr. Daberko, 38,222; Mr. Davis, 36,186; Dr. Jackson, 40,315; Mr. Lader, 36,186; Mr. Lee, 68,839; Mr. Phelps, 9,408; Mr. Reilley, 38,222; Mr. Schofield, 55,648; Mr. Snow, 15,727; and Mr. Usher, 13,196.
(2)	The amounts shown reflect annual cash retainers, chairman fees, and committee chair retainers for 2010. Directors are eligible to defer up to 100% of their $150,000 annual cash retainer fees.
(3)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010, in accordance with generally accepted accounting principles in the United States regarding stock compensation, for the annual non-retainer common stock award. These amounts are also equal to the grant date fair value of the awards.
(4)	The amounts shown represent contributions made on behalf of the directors under our matching gifts program.
(5)	The amount shown for Mr. Usher reflects the $350,000 annual retainer for his role as Chairman of the Board.

In 2010, we paid our non-employee directors as follows:
Annual Retainer	$150,000
Annual Common Stock Unit Award	$150,000
Committee Chair Retainer	$ 15,000 Audit and Finance Committee
$ 12,000 Compensation Committee
$ 10,000 All other committees
Chairman of the Board Annual Cash Retainer	$350,000
Chairman of the Board Annual Common Stock Unit Award	$100,000

Directors do not receive meeting fees for attendance at Board or committee meetings.

Non-employee directors, other than the chairman, received an annual common stock unit award valued at $150,000. The chairman received an annual common stock unit award valued at $100,000. These awards are credited to an unfunded account based on the closing stock price on the grant date. When dividends are paid on Marathon’s common stock, directors receive dividend equivalents in the form of common stock units. The awards are payable in shares of common stock upon the director’s departure from the Board.

Directors have the opportunity to defer 100 percent of their annual retainer into an unfunded account. This deferred account may be invested in certain phantom investment options offered under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors, which mirror the investment options offered to employees under our Thrift Plan with the exception of the Marathon common stock fund. When a director leaves the Board, he or she receives cash in a lump sum.

Under our matching gifts program, non-employee directors may have up to $10,000 of their contributions to certain tax-exempt educational institutions matched by Marathon each year. The annual limit is applied based on the date of the director's gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.

We also have stock ownership guidelines in place for non-employee directors. All non-employee directors, including the chairman, are expected to hold three times the value of the annual retainer in Marathon stock. Directors have five years from the commencement of their service on the board to achieve these guidelines.

In 2011, cash retainer amounts will be paid in quarterly installments and common stock unit awards will be granted on a quarterly basis.

Proposals of the Board The Board will present the following proposals at the meeting:
Proposal No. 1

Election of Directors

Our Restated Certificate of Incorporation provides that directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders. Accordingly, we have thirteen nominees for director whose terms expire in 2011.

Our by-laws require the Board to fix the number of directors, and under our Corporate Governance Principles, the Board is charged with endeavoring to maintain between ten and fourteen members. The director nominees for election are for a one-year term expiring at the 2012 annual meeting of stockholders. Of the thirteen current directors, one is an officer of Marathon, ten have top executive experience with a wide variety of businesses, one has a distinguished career in academia, business and government, one has a distinguished career as an international business leader and diplomat, and one served as Secretary of the Treasury. A brief statement about the background and qualifications of each nominee is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. They require that notice be received by the Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

As explained earlier in the question and answer section of this proxy statement, directors are elected by a majority of votes cast. For a director to be elected, this means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Under our by-laws, if an incumbent director who is nominated for re-election to the Board does not receive sufficient votes to be elected, the director is required to promptly tender his or her resignation to the Board. Our Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. In the event of a vacancy, the Board may fill the position or decrease the size of the Board.

Nominees for Director Terms Expire 2012

Gregory H. Boyce	Director since 2008	Age 56

Chairman and Chief Executive Officer of Peabody Energy Corporation

Mr. Boyce received a bachelor of science degree from the University of Arizona in mining engineering and completed the Advance Management Program from the Graduate School of Business at Harvard University. Mr. Boyce is Chairman and Chief Executive Officer of Peabody Energy Corporation. He has been a director of Peabody Energy Corporation since March 2005, and was appointed Chairman on October 10, 2007. Mr. Boyce was named Chief Executive Officer Elect in March 2005, and assumed the position of Chief Executive Officer in January 2006. He also served as President from October 2003 until January 6, 2008. Mr. Boyce was Chief Operating Officer from October 2003 to December 2005. From 2000 to 2003, he served as Chief Executive Officer – Energy for Rio Tinto plc, an international natural resource company. Mr. Boyce was President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. Prior to serving as President of Kennecott Minerals, he had extensive engineering and operating experience with Kennecott. Mr. Boyce also served as Executive Assistant to the Vice Chairman of Standard Oil from 1983 to 1984. He is Vice Chairman of the National Mining Association and is a Board member of the Business Round Table and the American Coalition for Clean Coal Electricity (ACCCE). Mr. Boyce is a member of the Coal Industry Advisory Board of the International Energy Agency and a member of the National Coal Council. He is also a member of the Board of Trustees of St. Louis Children’s Hospital and Washington University of St. Louis. Mr. Boyce is a member of Civic Progress in St. Louis and is a member of the Advisory Council of the University of Arizona's Department of Mining and Geological Engineering and the School of Engineering and Applied Science National Council at Washington University.

As a chief executive officer, Mr. Boyce’s current position provides him with experience running a major corporation with international operations. This includes developing strategic insight and direction for his company. Global operations require a thorough understanding of different cultures and political regimes. His position as chief executive officer also exposes him to many of the same issues we face in our business, including markets, competitors, operational, regulatory, technology and financial.

Pierre Brondeau	Director since 2011	Age 53

Chairman, President and Chief Executive Officer of FMC Corporation

Mr. Brondeau earned both a bachelor of science degree and a Ph.D from Institut National des Sciences Appliquées of Toulouse in biochemical engineering and received a master's degree from the University of Montpellier, France in food sciences. He joined FMC Corporation on January 1, 2010, as President and Chief Executive Officer and became Chairman of the Board on October 1, 2010. Mr. Brondeau served as President and Chief Executive Officer of Dow Advanced Materials Division of Dow Chemical Company until September 2009. He was President and Chief Operating Officer of Rohm and Haas Company from May 2008, which was acquired by Dow Chemical in April 2009. From 2006 through May 2008, Mr. Brondeau served as Executive Vice President of electronics and specialty materials of Rohm and Haas Company. He held numerous executive positions during his tenure at Rohm and Haas Company from 1989 through May 2008, in Europe and the United States with global responsibilities for marketing, sales, research and development, engineering, technology and operations. Mr. Brondeau also serves on the Board of Directors of Tyco Electronics Ltd. He is a member of the American Chemistry Council's Responsible Care Strategic Review Executive Task Force.

Mr. Brondeau’s years of senior executive experience and executive leadership at large multi-national companies and his knowledge of developing technology, finance, acquisitions and mergers, strategic planning and regulatory issues impacting publicly-traded companies provides a valuable resource for our Board. He also has leadership experience serving as chairman of the board and also as a member of the board of an electronics manufacturer with service on its audit committee.

Nominees for Director (continued) Terms Expire 2012

Clarence P. Cazalot, Jr.	Director since 2000	Age 60

President and Chief Executive Officer, Marathon Oil Corporation

Mr. Cazalot graduated from Louisiana State University in 1972 with a bachelor of science degree in geology and joined Texaco Inc. that same year as a geophysicist. After holding a number of increasingly responsible management positions, Mr. Cazalot was elected a Vice President of Texaco Inc. and President of Texaco’s Latin America/West Africa Division in 1992. In 1994, he was named President of Texaco Exploration and Production Inc. Mr. Cazalot was appointed President of Texaco International Marketing and Manufacturing in 1997, and in 1998 he was named President - International Production and Chairman of London-based Texaco Ltd. He was elected President of Texaco’s worldwide production operations in 1999. Mr. Cazalot joined USX Corporation as Vice Chairman and Marathon Oil Company as President in March 2000. Effective upon the separation of USX’s steel and energy businesses on January 1, 2002, Mr. Cazalot was named President and Chief Executive Officer of Marathon Oil Corporation. In May 2007, he was awarded an Honorary Doctorate of Humane Letters from Louisiana State University. Mr. Cazalot serves on the Boards of Directors of Baker Hughes Incorporated, the American Petroleum Institute and the Greater Houston Partnership. He is a member of The Business Council and serves on the Advisory Board of the World Affairs Council of Houston.

As our President and Chief Executive Officer, Mr. Cazalot sets the strategic direction of our Company under the guidance of the Board. He has extensive knowledge and experience in the oil and gas industry gained through the executive and management positions with our Company and Texaco. His knowledge and handling of the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our Company.

David A. Daberko	Director since 2002	Age 65

Retired Chairman of the Board, National City Corporation

Mr. Daberko graduated from Denison University with a bachelor’s degree and from Case Western Reserve University with a master’s degree in business administration. He joined National City Bank in 1968 as a management trainee and held a number of management positions within the company. In 1985, he led the assimilation of the former BancOhio National Bank into National City Bank, Columbus. In 1987, Mr. Daberko was elected Deputy Chairman of the corporation and President of National City Bank in Cleveland. He served as President and Chief Operating Officer from 1993 until 1995 when he was named Chairman and Chief Executive Officer. He retired as Chief Executive Officer in June 2007 and as Chairman in December 2007. Mr. Daberko serves as Chairman of Chesapeake Midstream Partners, L.P. and on the Boards of Directors of Chesapeake Midstream GP. L.L.C., the general partner of Chesapeake Midstream Partners, L.P., and RPM International, Inc. He is a trustee of Case Western Reserve University, University Hospitals Health System and Hawken School. Mr. Daberko also previously served, within the last five years, as a director of National City Corporation and OMNOVA Solutions, Inc.

Mr. Daberko has 39 years of work experience, including 12 years as Chairman and Chief Executive Officer of National City Corporation. In that position, Mr. Daberko dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that we deal with today. His service on other boards of companies listed on the NYSE has given him exposure to different industries and approaches to governance and other key issues. In addition, he has a valuable financial background from his education and work experiences. Mr. Daberko is one of our named financial experts serving on the Audit and Finance Committee.

Nominees for Director (continued) Terms Expire 2012

William L. Davis	Director since 2002	Age 67

Retired Chairman, President and Chief Executive Officer, R.R. Donnelley & Sons Company

Mr. Davis graduated from Princeton University in 1965 with a bachelor’s degree. From 1977 through 1997 he held a variety of positions with Emerson Electric Company, including the position of President of two of its subsidiaries, Appleton Electric Company and Skil Corporation, and Senior Executive Vice President for the Emerson Tool Group, the Industrial Motors and Drives Group and the Process Control Group. Mr. Davis joined R.R. Donnelley & Sons Company in 1997 as the Chairman and Chief Executive Officer. In 2001, he accepted the responsibility as President of the company. Mr. Davis retired as Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company in February 2004. Mr. Davis serves on the Board of Directors of Air Products and Chemicals, Inc. He also serves on the Board of Directors of Northshore University Health System, previously serving as Chairman of the Board. Mr. Davis is a former Director of Mallinckrodt.

As a former chairman and chief executive officer, Mr. Davis has experience running a publicly-traded company. He has dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that we deal with today. Also, his previous and current board positions on three other publicly-traded company boards have given him exposure to different industries and approaches to governance and other key issues.

Shirley Ann Jackson	Director since 2000	Age 64

President, Rensselaer Polytechnic Institute

Dr. Jackson received a bachelor of science degree in physics in 1968 and a doctorate in theoretical elementary particle physics in 1973 from the Massachusetts Institute of Technology. She was a research associate at the Fermi National Accelerator Laboratory, a visiting scientist at the European Center for Nuclear Research and, from 1976 to 1991, a theoretical physicist at the former AT&T Bell Laboratories. Dr. Jackson was a professor of theoretical physics at Rutgers University from 1991 to 1995. She was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson was named President of Rensselaer Polytechnic Institute in 1999. Dr. Jackson holds 45 honorary degrees, was awarded the New Jersey Governor’s Award in Science in 1993, was inducted into the National Women’s Hall of Fame in 1998 and named a fellow of the Association for Women in Science in 2004. In 2005, she chaired the American Association for the Advancement of Science, was President in 2004, and currently is a fellow. Dr. Jackson is a member of the National Academy of Engineering and American Philosophical Society, a fellow of the American Academy of Arts and Science and of the American Physical Society, and is a member of the Council on Foreign Relations. In 2009 she was appointed to serve on the President’s Council of Advisors on Science and Technology. Dr. Jackson serves on the Boards of Directors of FedEx Corporation, International Business Machines Corporation, Medtronic, Inc. and Public Service Enterprise Group Incorporated. She is also Chairman of NYSE Regulation, Inc. Within the past five years, Dr. Jackson also previously served as a director of AT&T Corp., NYSE Euronext and United States Steel Corporation. She is a member of the Board of the Council on Foreign Relations, the Board of Regents of the Smithsonian Institution, and a life member of the M.I.T. Corporation. Dr. Jackson also serves as the University Vice Chairman of the U.S. Council on Competiveness, and co-chaired its Energy Security, Sustainability, and Innovation initiative.

Through her current position as President of Rensselaer Polytechnic Institute, former position as Chairman of the U.S. Nuclear Regulatory Commission and other appointments and positions, Dr. Jackson has managed many of the major issues, such as financial, strategic, technology, regulatory, compensation, personnel development, capital allocation and public relations, that we deal with today. She has particular experience with energy policy, technology and management of large projects. Also, her previous and current board positions on other publicly-traded companies have provided over 30 years of audit committee experience, including as chair, compensation committee experience and governance and nominating committee experience, including as chair. This experience has given her exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued) Terms Expire 2012

Philip Lader	Director since 2002	Age 64

Non-executive Chairman of WPP plc

Ambassador Lader received a bachelor’s degree from Duke University (Phi Beta Kappa), a master’s degree from the University of Michigan and a Juris Doctor degree from Harvard Law School, with completed graduate studies in law at Oxford University. Awarded honorary doctorates by 14 universities and colleges, he served as U.S. Ambassador to the Court of St. James’s from 1997 through 2001 and was Assistant to the President and White House Deputy Chief of Staff, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration. Formerly President of Sea Pines Company, Executive Vice President of Sir James Goldsmith’s U.S. holding company, and president of universities in Australia and South Carolina. He currently is non-executive Chairman of WPP plc, the global advertising/communications services company, which includes J. Walter Thompson, Ogilvy & Mather, Young & Rubicam, Hill & Knowlton, Grey Global, and Burson-Marsteller, among other international marketing/media services companies. Ambassador Lader is a senior advisor to Morgan Stanley and a partner in the law firm of Nelson, Mullins, Riley & Scarborough. He also serves on the Boards of Directors of AES Corporation, United Company RusAl Plc, and WPP plc. Ambassador Lader is Vice Chairman of RAND Corporation, is a member of the Boards of Trustees of the Smithsonian Museum of American History and The Atlantic Council, and is a member of the Council on Foreign Relations. Within the past five years, Ambassador Lader previously served as a director for Songbird Estates plc (Canary Wharf) and Lloyd’s (of London).

Through his positions as chairman of the world’s largest marketing and media services company, senior-level U.S. government appointments, partner at a major law firm and other appointments and positions, Ambassador Lader has valuable experience and knowledge managing many of the major issues we face as a publicly-traded company. He has extensive experience with public policy matters, which uniquely qualify him to serve as Chairman of our Public Policy Committee. Ambassador Lader’s other board positions have given him exposure to different industries and approaches to governance and other key issues.

Charles R. Lee	Director since 1991	Age 70

Retired Chairman of the Board, Verizon Communications Inc.

Mr. Lee received his bachelor’s degree in metallurgical engineering from Cornell University and a master’s degree in business administration with distinction from the Harvard Graduate School of Business Administration. He served in various financial and management positions before becoming Senior Vice President of Finance for Penn Central Corp. and then Columbia Pictures Industries Inc. In 1983, Mr. Lee joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and a Director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in 1992. Mr. Lee served as Chairman of the Board and Co-CEO of Verizon Communications from June 30, 2000, through March 31, 2002, and served as non-executive Chairman of the Board from April 2002 to December 2003. He serves on the Boards of Directors of United States Steel Corporation, United Technologies Corporation and DIRECTV. Mr. Lee also previously served, within the last five years, as a director of The Proctor & Gamble Company. He is a member of the Board of Overseers of Weill Cornell Medical College and is a member of The Business Council. Mr. Lee is also a Trustee Emeritus and Presidential Councilor of Cornell University.

As a result of his positions as chairman and chief executive officer of Verizon Communications and various other executive, financial and management positions, Mr. Lee has valuable experience in managing many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that we deal with today. His service on the board of four other publicly-traded companies has provided him exposure to different industries and approaches to governance and other key issues. Mr. Lee also has extensive financial and accounting expertise and is one of the Audit and Finance Committee financial experts.

Nominees for Director (continued) Terms Expire 2012

Michael E. J. Phelps	Director since 2009	Age 63

Chairman and Founder, Dornoch Capital, Inc.

Mr. Phelps received a bachelor’s degree from the University of Manitoba, Winnipeg, Canada, in 1967. He earned a bachelor’s degree in Law in 1970 from the University of Manitoba. In 1971, he attended the London School of Economics and Political Science in London and received a master’s of Law degree. Mr. Phelps is chairman and founder of Dornoch Capital, Inc., a private investment company based in Vancouver, British Columbia. Prior to forming Dornoch in 2002, he worked for Westcoast Energy, Inc., a natural gas company with operations across North America and interests in international energy companies in Mexico, Indonesia, China and Australia. Mr. Phelps joined Westcoast in 1982, as a corporate development executive. In 1987, he was promoted to chief financial officer and 18 months later, was named president and CEO. In 1992, he was named chairman and CEO, a position he held until the company was sold to Duke Energy Corporation in 2002. Mr. Phelps serves as Chairman of Prodigy Gold Incorporated formerly: Kodiak Exploration Ltd. and as a director of Canadian Pacific Railway Company and Spectra Energy Corporation. Within the past five years, he previously served as a director of Canfor Corporation, Duke Energy Corporation and Fairborne Energy Ltd. He also serves as Chairman of Vancouver General Hospital and UBC Hospital Foundation and is a member of the North American Advisory Board of the London School of Economics.

Through his position as chairman and founder of a private investment company, chairman and CEO of a natural gas company with international operations, and other executive and management positions, Mr. Phelps has valuable experience dealing with operations in Canada and other international locations. This is extremely beneficial due to our Canadian oil sands and other international operations. His previous and current positions on the boards of six other publicly-traded companies have given him exposure to different industries and approaches to governance and other key issues.

Dennis H. Reilley	Director since 2002	Age 57

Former Non-executive Chairman of Covidien Ltd.

Mr. Reilley graduated from Oklahoma State University with a bachelor’s degree in finance in 1975. He began working at Conoco, Inc. in 1975 as a pipeline engineer and in 1979 was promoted to Executive Assistant to the Chairman. Mr. Reilley held many key positions at E. I. Du Pont de Nemours & Company, which purchased Conoco in 1981. He held senior management positions in DuPont's Chemicals and Specialties business including Vice President and General Manager of Specialty Chemicals. In May 1999 he was appointed Executive Vice President and Chief Operating Officer of DuPont with responsibility for pigments and chemicals, specialty polymers, nylon and polyester. Mr. Reilley became Chairman, President and Chief Executive Officer of Praxair, Inc. in 2000. From March 1, 2006 through December 2006, he held the positions of Chairman and Chief Executive Officer and through April 2007 served as Chairman. Mr. Reilley served as non-executive Chairman of Covidien Ltd. from June 29, 2007, through September 30, 2008. Mr. Reilley serves on the Boards of Directors of H. J. Heinz Co., Dow Chemical Company, and Covidien Ltd. Within the past five years, he previously served as a director of Praxair, Inc. and Entergy Corporation. Mr. Reilley is the former Chairman of the American Chemistry Council.

Mr. Reilley has over 34 years of executive and management experience in the oil, petrochemical and chemical industries. As a result of his positions as chairman, president and CEO of Praxair and other executive and management positions, Mr. Reilley has valuable experience in managing many of the major issues that we face as a publicly-traded company in the oil and gas industry. His service on three other publicly-traded company boards has given him valuable insight and exposure to different industries and approaches to governance and other key issues. Mr. Reilley also has a valuable financial background from his education and work experiences.

Nominees for Director (continued) Terms Expire 2012

Seth E. Schofield	Director since 1994	Age 71

Retired Chairman and Chief Executive Officer, USAir Group

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President of Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in January 1996. Mr. Schofield is the presiding director of United States Steel Corporation and lead director of Calgon Carbon Corp.

As a former chairman and chief executive officer, Mr. Schofield has experience running a publicly-traded company, which dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that we deal with today. Also, his previous and current board positions on three other publicly-traded company boards have given him exposure to different industries and approaches to governance and other key issues.

John W. Snow	Director since 2006	Age 71

Chairman, Cerberus Capital Management, LP

Mr. Snow graduated from the University of Toledo in 1962 with a bachelor’s degree. He also holds a master’s degree from Johns Hopkins University and a doctorate in economics from the University of Virginia. Mr. Snow graduated with a law degree from George Washington University in 1967. He joined Cerberus Capital Management, L.P. as Chairman in October 2006 and is President of JWS Associates, LLC, a consulting firm. Mr. Snow was sworn into office as U.S. Secretary of the Treasury in February 2003, where he served until leaving office in June 2006. Prior to becoming Secretary of the Treasury, he was Chairman and Chief Executive Officer of CSX Corporation. He also held several high-ranking positions in the Department of Transportation during the Ford Administration. Mr. Snow also serves on the Boards of Directors of Verizon Communications Inc. and Amerigroup Corporation. He is a former co-chairman of the Conference Board’s Blue-Ribbon Commission on Public Trust and Private Enterprise. He also served as co-chairman of the National Commission on Financial Institution Reform, Recovery and Enforcement. Prior to serving as Secretary of the Treasury, Mr. Snow served on various corporate and nonprofit boards, including the American Enterprise Institute and Johns Hopkins University. He previously served as a member of USX Corporation’s Board of Directors from March 1995 through December 2001.

Through his position as Chairman of one of the world’s leading private investment firms, former position as Secretary of the Treasury, former chairman and CEO of a publicly-traded company, and other appointments and positions, Mr. Snow has managed many of the major issues, such as financial, strategic, technology, regulatory, compensation, personnel development, capital allocation and public relations, that we deal with today. Also, his experience on other publicly-traded company boards has given him exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued) Terms Expire 2012

Thomas J. Usher	Director since 1991	Age 68

Non-executive Chairman of the Board, Marathon Oil Corporation

Mr. Usher graduated from the University of Pittsburgh with a bachelor of science degree in industrial engineering, a master of science degree in operations research and a doctorate in systems engineering. He joined United States Steel Corporation (later renamed USX Corporation) in 1965 and held various positions in industrial engineering. From 1975 through 1979, he held a number of management positions at U.S. Steel’s South and Gary Works. Mr. Usher was elected Executive Vice President of Heavy Products in 1986, President of U.S. Steel Group and Director of USX in 1991, President and Chief Operating Officer of USX in 1994 and Chairman of the Board and Chief Executive Officer effective July 1, 1995. He retired from United States Steel Corporation as Chief Executive Officer in September 2004 and as non-executive Chairman of the Board on February 1, 2006. Mr. Usher serves on the Boards of Directors of H. J. Heinz Co., The PNC Financial Services Group, Inc. and PPG Industries, Inc. He previously served, within the past five years, as Chairman of the Board for United States Steel Corporation. Mr. Usher is a member of the Board of Trustees of the University of Pittsburgh, a Board of Directors member of the Extra Mile Education Foundation, and a member of The Business Council.

Mr. Usher is our Chairman of the Board and former chairman and CEO of USX Corporation. Through these and other executive and management positions, he has gained extensive knowledge of the oil and gas industry and has managed many of the major issues, such as financial, strategic, technology, regulatory, compensation, personnel development, capital allocation and public relations that we deal with today. His experience on other publicly-traded company boards has also given him exposure to different industries and approaches to governance and other key issues.

Proposals of the Board (continued)

Proposal No. 2

Ratification of Independent Auditor for 2011

The Audit and Finance Committee has selected PricewaterhouseCoopers LLP, (“PricewaterhouseCoopers”) an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2011. PricewaterhouseCoopers served as our independent auditor in 2010 and for many years prior thereto. While the Audit and Finance Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of PricewaterhouseCoopers as our independent auditor for 2011. If the stockholders fail to ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PricewaterhouseCoopers and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

We expect representatives of PricewaterhouseCoopers to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from our stockholders.

Your Board of Directors recommends that you vote FOR the

ratification of the selection of PricewaterhouseCoopers LLP as the

Company’s Independent Auditor for 2011.

Proposals of the Board (continued)

Proposal No. 3

Special Stockholder Meetings

Board Proposal No. 3 regarding the Approval of an Amendment to our By-laws that would, subject to specified limitations, require our Chairman of the Board or Chief Executive Officer to call a special stockholder meeting following a request from the holders of 20% of our common stock.

The Board is asking the stockholders to approve an amendment to our By-laws that would enable stockholders who have continuously held 20% or more of our outstanding common stock for at least one year to require our Chairman of the Board or Chief Executive Officer to call a special meeting of stockholders to vote on business proposed by those holders (the “By-law Amendment”). The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve the By-law Amendment.

As background, Article I, Section 1.1 of our By-laws already allows stockholders who, individually or collectively, own 25% or more of our outstanding common stock the right to require our Chairman of the Board or Chief Executive Officer to call a special stockholder meeting. This provision was approved by our Board in 2008 after careful consideration by the Board and its Corporate Governance and Nominating Committee as to whether stockholders should be empowered to require the Company to call special meetings and, if so, what percentage of stockholders should possess this authority.

The Board believes that the By-law Amendment is responsive to views recently expressed by our stockholders (including by way of the approval by stockholders at our 2009 and 2010 annual meetings of stockholder proposals requesting that the Board take the steps necessary to amend our By-laws to give holders of 10% of our outstanding common stock the power to call a special meeting of stockholders) by meaningfully reducing the stock ownership threshold required to call a special meeting, while appropriately safeguarding the Company against the undue disruptions and costs associated with a small minority of stockholders being able to call a special meeting.

On the one hand, the ability of stockholders to have special meetings called is increasingly perceived as a corporate governance best practice for U.S. public companies because it allows stockholders to unilaterally present proposals for stockholder action between annual meetings. On the other hand, such special meetings can divert the attention of our directors, officers and employees away from performing their respective oversight, managerial and operational responsibilities, against the best interest of our stockholders, and can cause the Company to incur substantial expenses. The Board believes that special meetings should be extraordinary events occurring only when the matters to be addressed at the meeting involve fiduciary obligations or strategic imperatives that, in the view of a significant portion of our stockholders, outweigh waiting until the next annual meeting.

After careful consideration, the Board and its Corporate Governance and Nominating Committee determined that the By-law Amendment strikes a proper balance among these factors by requiring that a stockholder proposal to call a special meeting be supported by stockholders who have continuously held 20% of the Company’s common stock outstanding for at least one year prior to the date that the Company receives the written request to call a special meeting. For this purpose, share ownership would be calculated on a “net long” basis, determined by subtracting the stockholders’ short position from their long position, based on Rule 14e-4 under the Securities Exchange Act of 1934, as amended. This reduced ownership percentage enhances stockholders’ rights while ensuring that the Company will incur the disruptions and costs associated with calling and holding a special meeting only if a significant portion of our stockholders, who have more than a transitory interest in the Company’s affairs, support holding the special meeting. The Board believes that a 20% stock ownership threshold is appropriate based on the Company’s current size and stockholder composition and taking into account the anticipated spin-off of our downstream business.

In addition, so as to avoid the disruptions and costs associated with a special meeting too close in proximity to an annual meeting or with respect to an improper or duplicative item of business, under the By-law Amendment, neither our Chairman of the Board nor our Chief Executive Officer will be required to call a special meeting if (i) the special meeting request relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) a similar item was presented at any meeting of stockholders held within one hundred twenty (120) calendar days prior to receipt by the Company of the special meeting request, (iii) a similar item is included in the Company’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held, or (iv) the special meeting request is received by the Company during the period commencing ninety (90) calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

If the By-Law Amendment is approved at the annual meeting, the Company will file an amendment containing the By-law Amendment on a Form 8-K. The Board has adopted resolutions providing that the By-law Amendment would become effective immediately following such stockholder approval. Appendix III is marked to show the proposed changes to our current By-laws that would be enacted by the By-law Amendment. The description of the By-law Amendment set forth in this proxy statement is qualified in its entirety by reference to the actual provisions set forth in Appendix III. We urge you to read this Appendix carefully.

Your Board of Directors recommends a vote FOR approval of

Proposal No. 3 regarding the Approval of an Amendment to our By-laws that would, subject to specified limitations, require our

Chairman of the Board or Chief Executive Officer to

call a Special Stockholder Meeting following a request from

the holders of 20% of our common stock.

Proposals of the Board (continued)

Proposal No. 4

Say on Executive Pay

Advisory Vote on Compensation of our Named Executive Officers

We seek your advisory vote on our executive compensation programs and ask that you support the compensation of our named executive officers as disclosed in this proxy statement.

Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation.

Additionally, we think that constructive dialogue with our stockholders provides meaningful feedback about specific executive compensation practices and programs and encourage stockholders to communicate directly with both management and the Committee about executive compensation. Stockholders may contact the Chairman of the Committee to provide input on executive compensation matters at any time by email: compchair@marathonoil.com.

Stockholders may also contact management to provide input on executive compensation matters at any time by contacting Howard J. Thill, Vice President Investor Relations and Public Affairs by email: hjthill@marathonoil.com.

As described in the Compensation Discussion and Analysis, the Compensation Committee, comprised entirely of independent directors, has effectively established executive compensation programs that reflect both company and individual performance. Executive compensation decisions are made in order to attract, retain and motivate talented executives to deliver business results and value to our stockholders.

Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. We therefore ask that stockholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying tables.

Your Board of Directors recommends that you vote FOR Proposal No. 4 approving these executive compensation matters.

Proposals of the Board (continued)

Proposal No. 5

Frequency of Say on Executive Pay

Vote on Frequency of Advisory Votes on Executive Compensation

The Dodd-Frank Act enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years, or abstain on this matter.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate choice for Marathon. Therefore, our Board of Directors recommends that you vote for an annual advisory vote on executive compensation, for the reasons stated below:

•      An annual advisory vote will give stockholders a formal mechanism for providing their direct input on our compensation philosophy, policy and practices as disclosed in our proxy statement every year.

•      An annual advisory vote is consistent with our policy of seeking input from and engaging in discussions with our stockholders regarding executive compensation and may encourage additional dialogue.

While this is an advisory vote and as such is not binding on the Board, our Board will carefully consider the results of the vote when deciding when to call for the next advisory vote on executive compensation.

Please indicate your preference as to the frequency of holding stockholder advisory votes on executive compensation as either every year, every two years, or every three years, or you may mark “Abstain” on this proposal.

The Board of Directors recommends a vote

FOR “EVERY YEAR” (1) on this Proposal No. 5.

Proposals of Stockholders

Proposal No. 6

Safety Report

The American Federation of Labor and Congress of Industrial Organizations Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C., owner of 518 shares of common stock, has given notice that it intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Resolved, that the shareholders of Marathon Oil Corporation (the “Company”) urge the Board of Directors (the “Board”) to prepare a report, within ninety days of the 2011 annual meeting of stockholders, at reasonable cost and excluding proprietary and personal information, on the steps the Company has taken to reduce the risk of accidents. The report should describe the Board’s oversight of process safety management, staffing levels, inspection and maintenance of refineries and other equipment.

Supporting Statement:

The 2010 BP Deepwater Horizon explosion and oil spill in the Gulf of Mexico resulted in the largest and most costly human and environmental catastrophe in the history of the petroleum industry. Eleven workers were killed when the BP Deepwater Horizon drilling platform exploded. This was not the first major accident for BP. In 2005, an explosion at BP’s refinery in Texas City, Texas, cost the lives of 15 workers, injured 170 others and resulted in the largest fines ever levied by the Occupational, Safety and Health Administration (“OSHA”) (“BP Faces Record Fine for ’05 Refinery Explosion,” New York Times, 10/30/2009).

BP’s accidents are not unique in the petroleum industry. For example, a 2010 explosion at the Tesoro refinery in Anacortes, Washington, killed seven workers and resulted in more than six months of downtime at the 120,000 barrels per day refinery (“Tesoro Sees Anacortes at Planned Rates by mid-Nov.,” Reuters, 11/5/2010). The director of the Washington State Department of Labor and Industry stated that “The bottom line is this incident, the explosion and these deaths were preventable,” and levied an initial penalty of $2.39 million (“State Fines Tesoro $2.4 Million in Deadly Refinery Blast,” Skagit Valley Herald, 10/4/2010).

We believe that OSHA’s national emphasis program for petroleum refineries has revealed an industry-wide pattern of non-compliance with safety regulations. In the first year of this program, inspections of 14 refineries exposed 1,517 violations, including 1,489 for process safety management, prompting OSHA’s director of enforcement to declare “The state of process safety management is frankly just horrible” (“Process Safety Violations at Refineries ‘Depressingly’ High, OSHA Official Says,” BNA Occupational Safety and Health Reporter, 8/27/2009). OSHA has also recorded safety violations at our Company. According to OSHA’s inspection report on our Company’s refinery in Texas City, Texas, on November 19, 2008 OSHA issued 12 serious and 4 repeat violation related to safety (OSHA, Inspection: 311956841 – Marathon Petroleum Co., available at http://osha.gov/pls/imis/establishment.inspection_detail?id=311956841).

In our opinion, the cumulative effect of petroleum industry accidents, safety violation citations from federal and state authorities, and the public’s heightened concern for safety and environmental hazards in the petroleum industry represents a significant threat to our Company’s stock price performance. We believe that a report to shareholders on the steps our Company has taken to reduce the risk of accidents will provide transparency and increase investor confidence in our Company.

YOUR BOARD RECOMMENDS A VOTE AGAINST THE

STOCKHOLDER PROPOSAL SEEKING A COMPANY SAFETY

REPORT OUTLINING THE COMPANY’S STEPS TO REDUCE THE

RISK OF ACCIDENTS.

We believe that the need for adoption of this proposal is unnecessary and should be evaluated in the context of our commitment to safety and workforce health and wellness. Our commitment to these standards is continually reviewed and improved upon through a variety of methods as discussed in the Living Our Values 2009 Corporate Social Responsibility Report (“CSR Report”).

As stated in our CSR Report, we believe that safety is a key indicator of overall business excellence and integral to our long-term corporate strategy. To be a high-performing company, our goal is to achieve and maintain top quartile personal and process safety performance within the industry. We drive continuous improvement through our Health, Environment, Safety and Security (HES&S) organization.

The Public Policy Committee of the Board has oversight responsibility for the HES&S organization. The committee reviews the HES&S standards, which drive consistency across the Company by setting expectations for organizational performance. These safety and health standards are reviewed by the committee periodically and are updated to reflect changes in laws or regulations, to incorporate recommendations arising from audits and incident investigations, and to continually improve safety performance.

Recently, we have taken the following steps to improve safety across our Company.

•      Company-wide implementation of process safety performance indicators. A four-tier process safety event system is tracked, trended and reported to the HES&S management team on a quarterly basis.

•      An annual process safety improvement plan provides a framework for process safety improvement and communication with HES&S management, process safety personnel and operating leaders.

•      A Company-wide risk calibration standard has been implemented. This standard complements existing risk management processes and focuses on operating risks.

•      Continuous safety leadership training in upstream and downstream components.

•      HES&S perception surveys provide component level assessments and feedback from employees on the health of our safety culture.

•      A tiered HES&S auditing program that provides a system to analyze HES&S processes and provides the frame work for continuous improvement in programs and procedures.

•      A new upstream incident investigation standard has been implemented, which is fundamental to setting expectations for investigating and responding to root causes of incidents.

•      Three of our six refineries are Voluntary Protection Programs (VPP) sites, with our other refineries in the process of obtaining this status. The Findlay Office Complex is also an OSHA VPP Star site.

As illustrated above, we are committed to the safety, health and wellness of our workforce. Therefore, we believe that the adoption of the proposal is unnecessary and not in the best interests of our Company or stockholders. We urge you to vote against the proposal and support our position that we demonstrate a commitment to safety and workforce health and wellness.

For the reasons stated above, your Board of Directors recommends a vote AGAINST

Proposal No. 6.

Audit and Finance Committee Report

Our committee has reviewed and discussed Marathon’s audited financial statements and its report on internal control over financial reporting for 2010 with Marathon’s management. We have discussed with the independent auditors, PricewaterhouseCoopers, the matters required to be discussed by Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees). We have received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements and the report on internal control over financial reporting for Marathon be included in the Company’s Annual Report on Form 10-K for 2010 for filing with the Securities and Exchange Commission.

Shirley Ann Jackson, Chair

Gregory H. Boyce

David A. Daberko

William L. Davis

Charles R. Lee

Michael E. J. Phelps

Seth E. Schofield

Information Regarding the Independent Registered Public

Accounting Firm’s Fees, Services and Independence

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2010 and 2009 were:

	2010 (in 000’s)	2009 (in 000’s)
Audit	$10,802	$7,950

Audit-Related	776	1,467

Tax

Tax Compliance	226	229

Other Tax	25	17

All Other	4	4
Total(1)	$11,833	$9,667

(1)       The Audit and Finance Committee adopted the Audit and Finance Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services. This policy is attached as Appendix I to this proxy statement. The Audit and Finance Committee has pre-approved all the fees and services for 2010 and 2009. The Audit and Finance Committee did not utilize the de minimus exception in either year.

The Audit fees for the years ended December 31, 2010 and 2009 were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.

The Audit-Related fees for the years ended December 31, 2010 and 2009 were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2010 and 2009 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals and requests for rulings or technical advice from tax authorities.

The All Other fees for the years ended December 31, 2010 and 2009 were for services rendered for accounting research and internal audit software licenses.

Compatibility of PricewaterhouseCoopers’ Services with its Independence

The Audit and Finance Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company, and the committee has determined that it is.

Security Ownership of

Certain Beneficial Owners

The following table furnishes information concerning all persons known to Marathon to beneficially own five percent or more of the common stock of Marathon:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares

Blackrock, Inc.(1) 40 East 52nd Street New York, NY 10022	52,435,989(1)	7.39%(1)

FMR LLC(2) 82 Devonshire Street Boston, MA 02109	39,040,224(2)	5.499%(2)

(1)       Based on the Schedule 13G/A dated January 21, 2011 (filed: February 7, 2011) which indicates that it was filed by Blackrock, Inc., According to such Schedule 13G, Blackrock, Inc., through itself and being the parent holding company or control person over each of the following subsidiaries: Blackrock Japan Co., Ltd., Blackrock Advisors (UK) Limited, Blackrock Institutional Trust Company, N.A., Blackrock Fund Advisors, Blackrock Asset Management Canada Limited, Blackrock Asset Management Australia Limited, Blackrock Advisors, LLC, Blackrock Capital Management, Inc., Blackrock Financial Management, Inc., Blackrock Investment Management, LLC, Blackrock Investment Management (Australia) Limited, Blackrock (Luxembourg) S.A., Blackrock (Netherlands) B.V., Blackrock Fund Managers Limited, Blackrock Pensions Limited, Blackrock Asset Management Ireland Limited, Blackrock International Limited, Blackrock Investment Management (UK) Limited, and State Street Research & Management Company, each individually owning less than 5% is deemed to beneficially own 52,435,989 shares, and has sole voting power over 52,435,989 shares, shared voting power over no shares, sole dispositive power over 52,435,989 shares, and shared dispositive power over no shares.

(2)       Based on the Schedule 13G/A dated February 11, 2011 (filed: February 14, 2011) which indicates that it was filed jointly by FMR LLC (“FMR”) and Edward C. Johnson 3d, Chairman of FMR.

According to the Schedule 13G, (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is an investment adviser and the beneficial owner of 34,538,068 shares or 4.865% and that Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole dispositive power over 34,538,068 shares owned by the funds, shared dispositive power over no shares, and that neither FMR or Edward C. Johnson 3d has sole or shared voting power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees; (ii) Strategic Advisers, Inc., is a wholly-owned subsidiary of FMR and an investment adviser is deemed to beneficially own 17,834 shares or .003%; (iii) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and an investment adviser is deemed to beneficially own 470,280 shares or .066%, and that Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole voting power or the power to direct the voting over 470,280 shares, and each has sole dispositive power over 470,280 shares owned by the institutional accounts or funds advised by PGALLC; and (iv) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank is deemed to beneficially own 729,270 shares or .103%, as a result of its serving as investment manager of institutional accounts owning such shares, and that Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole voting power or the power to direct the voting over 686,060 shares, and each has sole dispositive power over 729,270 shares owned by the institutional accounts managed by PGATC. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory services to a number of non-U.S. investment companies and certain institutional investors. FIL is deemed to beneficially own 3,284,772 shares or .463%, has sole voting power or the power to direct the voting of 3,034,412 shares and no voting power over 250,360 shares held by the international funds, and dispositive power over 3,284,772 shares owned by the international funds. Partnerships controlled predominately by members of the family of Edward C. Johnson 3d, Chairman of FMR and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals. FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “Exchange Act”) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 of the Exchange Act.

Security Ownership of Directors

and Executive Officers

The following table sets forth the number of shares of Marathon common stock beneficially owned as of January 31, 2011, except as otherwise noted, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. In calculating the percentage of outstanding stock, each listed person’s stock options or stock-settled stock appreciation rights that are or may be exercisable within sixty days have been added to the total outstanding shares. Because Pierre Brondeau was elected to the Board of Directors effective January 1, 2011, he was not included in this table.

Name	Shares	Restricted Stock(3)	Stock Options/ Stock Settled SARs Exercisable Prior to 04/01/11(4)(6)	Total Shares(7)		% of Total Outstanding(8)
Gregory H. Boyce	12,601(1)			12,601		*
Clarence P. Cazalot, Jr.	678,276(5)		2,649,531	3,327,807		*
David A. Daberko	43,220(1)(2)			43,220		*
William L. Davis	41,183(1)(2)(5)			41,183		*
Shirley Ann Jackson	43,627(1)(2)			43,627		*
Philip Lader	41,981(1)(2)			41,981		*
Charles R. Lee	73,837(1)(2)			73,837		*
Michael E.J. Phelps	10,406(1)			10,406		*
Dennis H. Reilley	43,420(1)(2)			43,420		*
Seth E. Schofield	59,190(1)(2)			59,190		*
John W. Snow	20,725(1)			20,725		*
Thomas J. Usher	37,241(1)(5)			37,241		*
Janet F. Clark	156,207	44,300	485,780	686,287		*
Gary R. Heminger	127,428(2)	55,100	505,876	688,404		*
Sylvia J. Kerrigan	5,900(2)	16,570	53,009	75,479
David E. Roberts, Jr.	30,778(2)	74,500	262,133	367,411		*
All Directors and Executive Officers as a group (20 persons) (1)(2)(3)(4)(5)				6,080,736	(6)	*

(1)	Includes deferrals of annual retainers into common stock units under the Deferred Compensation Plan for Non-Employee Directors and the 2003 Incentive Compensation Plan prior to January 1, 2006, and non-retainer annual director stock awards in common stock units, including the first quarter 2011 grant of common stock units under the 2007 Incentive Compensation Plan, including their respective dividend equivalent rights allocated in common stock units, as follows:

Name	Annual Retainer Deferred Into Common Stock Units	Non-Retainer Annual Common Stock Units
Gregory H. Boyce	0	12,601
David A. Daberko	12,545	26,675
William L. Davis	10,509	26,675
Shirley Ann Jackson	14,638	26,675
Philip Lader	10,509	26,675
Charles R. Lee	43,162	26,675
Michael E.J. Phelps	0	10,406
Dennis H. Reilley	12,545	26,675
Seth E. Schofield	29,971	26,675
John W. Snow	0	16,725
Thomas J. Usher	9,986	3,875

(2)       Includes shares held under the Marathon Thrift Plan, the United States Steel Savings Fund Plan for Salaried Employees, the Dividend Reinvestment and Direct Stock Purchase Plan, and the Non-Employee Director Stock Plan.

(3)       Reflects shares of restricted stock granted under the 2007 Plan, which are subject to limits on sale and transfer and can be forfeited under certain conditions.

(4)       The number of shares shown includes the shares each person would have received had they exercised their stock-settled SARs based on the fair market value (i.e., closing price) of Marathon’s common stock on January 31, 2011.

(5)       Includes 51,806 shares indirectly held by Mr. Cazalot under a grantor retained annuity trust in which his spouse is the trustee and the trust is for the benefit of her and her children and 63,448 shares indirectly held by Mr. Cazalot, as trustee of a grantor retained annuity trust, for the benefit of him and his children. Includes 2,000 shares indirectly held by Mr. Davis in the William L. Davis III Revocable Trust. Includes 22,018 shares indirectly held by Mr. Usher through a Revocable Trust Account governed by a Revocable Trust Agreement, dated July 3, 2001, pursuant to which Mr. Usher is the settlor, co-trustee with his spouse and beneficial owner of the shares held in said account.

(6)       Includes vested options exercisable within sixty days of January 31, 2011, including the following number of options that are not-in-the-money as of January 31, 2011: C. P. Cazalot, Jr.: 521,800; J. F. Clark: 90,200; G. R. Heminger: 132,600; S. J. Kerrigan: 13,666; D. E. Roberts, Jr.: 95,400; and all other executive officers as a group: 73,600.

(7)       None of the shares are pledged as security.

*(8)     The percentage of shares beneficially owned by each director or nominee, or each executive officer does not exceed one percent of the common shares outstanding; and the percentage of shares beneficially owned by all directors and executive officers of the Company, as a group, does not exceed one percent of the common shares outstanding.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Based solely on the Company’s review of the reporting forms and written representations provided to the Company from the individuals required to file reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the fiscal year ended December 31, 2010, except that Sylvia J. Kerrigan did not timely report 4,075 shares of Marathon common stock owned by her on a Form 3 filed on November 10, 2009. An amended Form 3 was filed on February 22, 2011 to correct the mistake.

Compensation Committee Report

Our committee has reviewed and discussed Marathon’s Compensation Discussion and Analysis report for 2010 with Marathon’s management. Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis report be included in the Company’s 2011 annual proxy statement.

David A. Daberko, Chair

Gregory H. Boyce

Shirley Ann Jackson

Charles R. Lee

Dennis H. Reilley

Seth E. Schofield

John W. Snow

Compensation Discussion and Analysis

Executive Summary

Executive compensation at Marathon consists primarily of the following components, each of which is generally targeted at the peer group 50th percentile:

•      Base salary.

•      Annual cash bonus - Intended to reward officers for calendar year performance. Actual bonus payouts may vary from the targeted amount based upon company, organizational, and individual performance.

•      Long-term incentives – Intended to reward officers based on our long-term stock price performance. Long-term incentives consist of performance units, stock options and restricted stock.

In addition, our executive officers receive pension benefits, and in the event of a change-in-control, they could receive severance benefits.

All executive compensation decisions are made by the Compensation Committee of our Board of Directors (the “Committee”), which is composed of seven independent directors. Our Compensation Discussion and Analysis provides a thorough summary of our compensation programs for named executive officers, as well as the factors considered by the Committee in making executive compensation decisions.

Introduction

Marathon’s financial performance in 2010 was good, both relative to peers and on an absolute basis with a 75% increase in net income over 2009. Our overall operational performance was solid, driven by outstanding reliability in both our upstream and downstream assets. We did not however meet our expectations on our safety metric (the first time in four years we did not achieve continuous improvement) or our Exploration & Production segment net production metric, due to more rapid than expected declines in our Droshky development in the Gulf of Mexico.

We continued to actively manage our asset portfolio by selling assets with total transaction values of approximately $2.3 billion. Further, we continue to invest in our long-term growth with our Detroit Heavy Oil Upgrading Project, which is approximately 50% complete, on budget, and scheduled for completion in the second half of 2012. Additionally, we have continued to grow our position in domestic resource and exploration plays, made a major entry into the Kurdistan Region of Iraq, and expanded our large acreage position in the developing shale gas play in Poland. Further, we raised our quarterly dividend for the sixth time in eight years.

As described below, our executive compensation program is based on a pay-for-performance philosophy and is designed to align the interests of our executive officers with those of our stockholders and reinforce our business objectives and values.

Our named executive officers for 2010 are listed below.

Name	Job Title

Mr. C. P. Cazalot, Jr.	President and Chief Executive Officer

Ms. J. F. Clark	Executive Vice President and Chief Financial Officer

Mr. G. R. Heminger	Executive Vice President, Downstream

Mr. D. E. Roberts, Jr.	Executive Vice President, Upstream

Ms. S. J. Kerrigan	Vice President, General Counsel & Secretary

Compensation Objectives

Our executive compensation program is designed to achieve the following objectives:

•   Attract talented and experienced executive leaders by providing competitive incentives for them to accept the responsibilities and risks of their positions;

•   Motivate our executive officers by rewarding them for individual and collective contributions to our success, including increasing stockholder value; and

•   Retain knowledgeable and experienced executive officers who directly impact our current and future success.

Compensation Program Design

We currently operate in a highly competitive environment for talented executive leadership. Therefore, we believe it is necessary and appropriate to benchmark our executive compensation against peer companies to enhance our ability to attract and retain executives.

To assist in accomplishing the objectives of our compensation program, the Committee engages a compensation consultant. During 2010, the Committee used the services of two consulting firms, Towers Watson and Meridian. Towers Watson had served as the Committee’s compensation consultant since 2005. After discussions with the Committee, our management interviewed a number of executive compensation consultants previously agreed upon by the Committee and recommended finalists to the Committee. After interviewing these consultants, the Committee then engaged Meridian to provide consulting services on executive compensation matters beginning in October 2010.

The terms of the relationship with each firm are set forth in an agreement between the Committee and the compensation consulting firm. Neither Towers Watson nor Meridian provided any non-compensation related services to Marathon, nor did they provide any services to our named executive officers individually in 2010.

In August 2010, the Committee asked Towers Watson to prepare a comprehensive study of executive officer compensation and directed Towers Watson regarding the items to be included. Towers Watson collected comparative market data on executive officer compensation. Meridian then assessed the competitiveness of our executive officer compensation programs and presented its analysis to the Committee in October 2010.

The Committee uses this analysis as one tool in evaluating our compensation practices and competitive pay levels for our named executive officers and making appropriate compensation and program design decisions. Topics covered in the 2010 analysis included:

•     Target and actual total direct compensation (base salary plus annual incentive plus long-term incentives);

•     Annual incentive performance measures commonly used;

•     Appropriate mix and level of long-term incentives;

•     Shares available and share usage under our long-term incentive plan compared to peers;

•     Severance benefits; and

•     Emerging pay practices, including commonly submitted stockholder proposals and corporate governance initiatives.

For purposes of this study, peer companies are those with whom we most often compete for talent and are selected by the Committee based on a comparison of pertinent financial measures. These financial measures include revenue, market capitalization and total shareholder return.

Named executive officer positions were compared to comparable positions at select peer companies. The peer companies used in the competitive analysis were:

Upstream* Peers	Integrated Peers	Downstream* Peers

Anadarko Petroleum Corporation	Chevron Corporation	Sunoco Inc.

Apache Corporation	ConocoPhillips	Tesoro Corporation

Devon Energy Corporation	Hess Corporation	Valero Energy Corporation

Occidental Petroleum Corporation

*Our Exploration and Production, Integrated Gas, and Oil Sands Mining segments are collectively referred to as “upstream.” Our Refining, Marketing, and Transportation segment is referred to as “downstream.”

Depending on the business segment for which a named executive officer is responsible, the list of companies used for comparison varied. In comparing compensation for the Executive Vice Presidents of Upstream and Downstream, additional data was included from BP p.l.c. and Shell Oil Company. Data was available for all five named executive officer positions. The peer companies listed above remained the same as in prior years. In this Compensation Discussion and Analysis, references to “market” are references to compensation paid or provided by these peer companies.

All named executive officers are covered by the same compensation plans, policies, and practices. The only significant differentiation is that our Chief Executive Officer does not receive restricted stock. The Committee determined all of the CEO’s long-term incentive compensation should be more directly tied to Marathon’s stock price performance. As a result and as explained in more detail below, Mr. Cazalot received 50 percent performance units and 50 percent stock options.

Stock Ownership Requirements and Anti-Hedging Policy

All of our officers who are “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934 are subject to our stock ownership requirements, which are intended to reinforce the alignment of interests between our officers and stockholders. The stock ownership requirements are as follows:

•    Chief Executive Officer – five times base salary;

•    Executive Vice Presidents – four times base salary; and

•    Vice Presidents – two times base salary.

Executive officers have five years from their appointment date to achieve the designated stock ownership level. The Committee reviews each executive officer’s progress towards the requirements on at least an annual basis. Executive officers who have not reached the required level of stock ownership are expected to hold the shares they receive upon exercise of stock options (after taxes) so that they meet their requirement in a timely manner. Our named executive officers currently either meet the stock ownership requirements or are still within five years from their appointment date.

In order to ensure that officers bear the full risks of stock ownership, our corporate policies prohibit officers from engaging in hedging transactions related to our stock. Officers are also prohibited from pledging or creating a security interest in any Marathon shares they hold, including shares in excess of the applicable ownership requirement.

Executive Compensation Risk Assessment

The Committee does not believe any of our executive compensation practices encourage excessive risk. Rather, the Committee believes that many of our long-standing practices mitigate the risks associated with some executive compensation programs. For example, the stock ownership guidelines described above encourage our executive officers to focus on creation of long-term value for stockholders. In addition, our compensation programs are designed so that the compensation mix is not overly focused on either short-term or long-term incentives.

Our annual cash bonus program is based on a balanced set of metrics, which are objective and not driven by commodity prices. These metrics include financial performance measured relative to our peers, as well as operational and corporate safety metrics. In addition, the Committee considers the achievement of individual performance commitments and overall corporate performance. Further, annual cash bonuses are paid only after the Board has reviewed audited financial statements for the performance year.

Our long-term incentives are primarily based on stock price appreciation. The Committee believes that selection of three different types of long-term incentives (performance units, stock options and restricted stock) helps to minimize the risk that officers will take actions that are not in the best interests of our company and our stockholders. In 2010, the Committee elected to continue using performance units rather than performance shares because the performance unit design caps the per unit payout at $2 per unit.

In 2010, the Committee adopted a clawback policy, which will apply to annual cash bonuses payable to executive officers in 2011 and long-term incentives granted to executive officers in 2010 and 2011. The policy would generally be triggered in the event of a material accounting restatement due to noncompliance with financial reporting requirements, or commission of fraud or embezzlement by an executive officer. If the policy is triggered, the Committee may require an executive officer to repay some or all of the compensation subject to the clawback.

Finally, our executive compensation programs are overseen by a Committee of independent directors, who are advised by an external compensation consultant. In October 2010, the Committee engaged a new compensation consultant, who was not involved in the design of our current programs and does not provide any other consulting or actuarial services to Marathon. This new consultant provided the Committee with an objective review of our existing executive compensation practices and programs and did not recommend any major changes.

Base Salary

Four of our five named executive officers received base salary increases in 2010. In making these decisions at the February 2010 meeting, the Committee considered each named executive officer’s current salary as compared to the available market 50th percentile for comparable positions as provided by the Committee’s external consultant in October 2009, along with individual performance. While we do not utilize internal pay ratios, the Committee evaluates the relative value of each position to Marathon and ensures that compensation levels are internally equitable and consistent with the value assigned to each position.

The base salary decisions made in 2010 for named executive officers placed base salaries between 81 percent and 100 percent of the market 50th percentile data of the study conducted by Towers Watson in October 2009. The Committee does not use a formula to calculate base salary increases for named executive officers. Additionally, the Committee’s philosophy is to increase salaries of recently promoted officers over a multi-year period.

Annual Cash Bonus	The named executive officers’ annual cash bonus program for 2010 closely links annual bonus payments made to our named executive officers to both company performance and each individual officer’s performance for 2010. The Committee determined the annual cash bonus for each named executive officer based primarily on the following criteria:

	•	Company performance, including achievement of the specific performance metrics established by the Committee during the first quarter of 2010;

	•	Individual performance, including demonstrated leadership and ethics; and

	•	External competitiveness, with bonus targets set at or near the 50th percentile for similar positions at peer companies.

Within the structure of the bonus program, the Committee ultimately uses its discretion to determine bonus payments for our named executive officers. Bonus payments reflect Marathon’s solid performance in 2010.

The discussion below provides more information about the officers’ annual cash bonus program for 2010, as well as factors that influenced the bonus payments approved by the Committee.

2010 Bonus Targets

The Committee used competitive market data to establish a bonus target for each level of officer that was expressed as a percentage of year-end base salary. Bonus targets were generally set at the market 50th percentile for comparable positions. For 2010, the bonus targets for the named executive officers were as follows:

Name	Officer Level	Bonus Target (as % of Base Salary)
C. P. Cazalot, Jr.	CEO	135%
J. F. Clark	EVP	95%
G. R. Heminger	EVP	95%
D. E. Roberts	EVP	95%
S. J. Kerrigan	VP	70%

Although targets are set at competitive levels, actual bonus payments varied from the target amount depending upon company, organizational and individual performance for the year.

Performance Metrics for 2010 Annual Cash Bonus Program

During the first quarter of 2010, the Committee established the performance metrics outlined in the table below:

Performance Metric	Description	Type of Measure	Business Segment
E&P Net Production	A significant indicator of the success of our Exploration and Production (“E&P”) segment	Operational (absolute)	Upstream
Year-on-Year Competitive Comparison – E&P and Integrated Gas Combined Segment Income Adjusted for Special Items	Measures the percent increase or decrease in adjusted segment income in 2010 vs. 2009, as compared to a group of nine other integrated and pure upstream companies	Financial (relative)	Upstream
Operating Income per Barrel of Crude Oil Throughput – U.S. Downstream Segment Income Adjusted for Special Items	Measures operating income per barrel of crude oil throughput, as compared to a group of seven other integrated and pure downstream companies	Financial (relative)	Downstream
Downstream Mechanical Availability	A significant indicator of the success of our downstream business	Operational (absolute)	Downstream
Corporate Safety – OSHA Recordable Incident Rate	A core value of our company and an important measure of our success	Operational (absolute)	Upstream and Downstream

The Committee determined the target level of performance for each metric by evaluating factors such as performance achieved in the immediately preceding year, anticipated challenges for the year, business plan and company strategy. Our production and corporate safety targets were particularly ambitious for 2010, designed to encourage achievement of aggressive operational goals.

The table below shows both the targets set by the Committee and our performance achieved during 2010. The metrics are described more fully in the footnotes to the table.

Performance Metric	Target Performance	Performance Achieved
E&P Net Production (a)	425,000 barrels of oil equivalent per day	416,000 barrels of oil equivalent per day
Year-on-Year Competitive Comparison – E&P and Integrated Gas Combined Segment Income Adjusted for Special Items(b)	3rd - 5th position out of 10 companies	5th position
Operating Income per Barrel of Crude Oil Throughput – U.S. Downstream Segment Income Adjusted for Special Items (c)	3rd position out of 8 companies	3rd position
Downstream Mechanical Availability (d)	93.80%	94.58%
Corporate Safety - OSHA Recordable Incident Rate (e)	.48	.60

(a)	E&P Net Production is calculated as production available for sale and then adjusted for pricing effects as a result of production sharing contracts, catastrophic events, and acquisitions and divestitures. This number differs from the reported level of average E&P production available for sale of 391,000 barrels of oil equivalent per day, which is from continuing operations and does not include these adjustments. Production available for sale during the year can differ from production sold primarily as a result of the timing of international crude oil liftings and natural gas sales.

(b)	Total of 10 comparator companies, including Marathon. E&P segment income was adjusted to include Integrated Gas segment income. Comparator company income was also adjusted for special items or other like items. The comparator companies for the E&P and Integrated Gas combined segment income metric were Anadarko, BP, Chevron, ConocoPhillips, ExxonMobil, Hess, Murphy, Occidental, and Royal Dutch Shell. This is a non-GAAP metric. (BP, ExxonMobil, Murphy, and Royal Dutch Shell are not included in the peer companies used in the Towers Watson competitive study, but are comparator companies for the purposes of this bonus metric.) This metric is calculated as the sum of our E&P segment income and Integrated Gas segment income, as presented in our audited consolidated financial statements. To ensure consistency of this metric when comparing to our comparator companies, adjustments to comparator company segment income are sometimes necessary to reflect certain unusual items reflected in their results.

These comparator companies differ slightly from the peer companies used in the Towers Watson competitive study, primarily due to the use of different accounting methods which makes comparing results of some of those companies with ours impractical.

(c)	Total of 8 comparator companies, including Marathon. Comparator company U.S. downstream income was adjusted for special items or other like items. The comparator companies for the downstream segment income metric were BP, Chevron, ConocoPhillips, ExxonMobil, Sunoco, Tesoro, and Valero. This is a non-GAAP metric. (BP and ExxonMobil are not included in the peer companies used in the Towers Watson competitive study, but are comparator companies for the purposes of this bonus metric.) This metric is calculated as our Refining, Marketing and Transportation segment income before taxes, as presented in our audited consolidated financial statements, divided by the total number of barrels of crude oil throughput at our refineries. To ensure consistency of this metric when comparing to the comparator companies, adjustments to comparator company segment income before taxes are sometimes necessary to reflect certain unusual items reflected in their results.

(d)	Downstream Mechanical Availability represents the percentage of capacity available from critical downstream equipment to perform its primary function, for the entire year. This metric primarily measures the mechanical availability of the processing equipment in our refineries, but also includes critical equipment in our pipeline, marine, and terminal operations.

(e)	Excludes Speedway LLC. In the event of a fatality, payout is determined by the Committee. The Occupational Safety and Health Administration (“OSHA”) Recordable Incident Rate is calculated by taking the total number of OSHA recordable incidents, multiplying by 200,000 and dividing by the total number of hours worked.

Organizational and Individual Goals for 2010 Annual Cash Bonus Program

At the beginning of each year, each named executive officer develops performance goals relative to his or her organizational responsibilities. Named executive officers’ performance goals are required to be directly related to our business objectives. Examples of named executive officers’ performance goals for 2010 include rate of production, refinery throughput, reserve replacement, income per barrel, major projects, financial discipline, compliance with new or amended laws and regulations, and continued evaluation and management of risk.

In evaluating the individual performance of each named executive officer, the most significant factor is achievement of business objectives within his or her organization. At the end of each year, each named executive officer’s performance is measured against his or her previously agreed upon performance goals.

Another significant consideration is the named executive officer’s adherence to Marathon’s core values, which emphasize health and safety, environmental stewardship, honesty and integrity, corporate citizenship, high performance, and diversity. These values are essential to Marathon’s culture and drive how we accomplish our business objectives. For example, our health, safety and environmental stewardship commitment is reflected in officer performance goals regarding personal and process safety. Additional information about our values and our commitment to social responsibility may be found in the Living Our Values Corporate Social Responsibility Report available on our website.

The CEO evaluates the individual performance of all other named executive officers and makes bonus recommendations to the Committee. The Committee then reviews this information with the CEO and makes final bonus decisions. The Committee evaluates the individual performance of the CEO and determines his bonus. Neither formal weightings of individual performance commitments nor formulas are used to calculate the annual cash bonus. The Committee retains discretion to make the final bonus determinations for all named executive officers.

2010 Performance Achievements for Annual Cash Bonus Program In evaluating the contributions made by our named executive officers, the Committee considered the following achievements during 2010:

	•	Completed full integration of refinery units added as part of the Garyville Major Expansion project and realized increased refining capacity, establishing Garyville as the third-largest U.S. refinery

	•	Speedway named best gasoline brand in the nation in its category, for the second consecutive year in the 2010 EquiTrend Brand Study

	•	Expanded opportunities in unconventional, liquids-rich U.S. resource plays

	•	Acquired positions in four exploration blocks in the Iraqi Kurdistan Region

	•	Achieved a reserve replacement ratio of 95 percent for the Exploration and Production segment

	•	Closed asset sales with total transaction values of approximately $2.3 billion

	•	Progressed construction of the Detroit Heavy Oil Upgrading Project to approximately 50 percent completion at year-end.

We operated our assets with a high degree of reliability and cost control to maximize profitability. These achievements have us well-positioned to benefit from the ongoing global economic recovery and higher overall demand for our products.

In addition to both our company, organizational and individual performance, the Committee considered the level of competition for executive talent within our industry, which increased in 2010 in light of the improving economy and rising commodity prices. The Committee also evaluated our annual cash bonus program relative to the programs of our peer companies.

Finally, the Committee took into account the significant amount of work performed by each named executive officer in 2010 in evaluating and preparing for the spin-off of our downstream business, which is anticipated to occur as early as June 30, 2011.

2010 Annual Bonus Payments

Consistent with Marathon’s pay-for-performance philosophy, the Committee rewarded our named executive officers for their contributions to our overall strong performance with annual cash bonus payments above target.

Grants of Long-Term Incentive Awards	In 2010, the Committee awarded long-term incentives in the form of performance units, stock options and restricted stock. While each long-term incentive award type rewards performance over a multi-year period, the primary purpose and structure of the award types differ as illustrated below:

Long-term Incentive Award Type	Primary Purpose	Form of Settlement	Compensation Realized
Performance Units	Reward total stockholder return (“TSR”) relative to companies in the AMEX Oil Index (“XOI”)	Cash	Equals from $0 to $2 per unit based on ranking among XOI companies
Stock Options	Align interests of executives and stockholders	Stock	Equals stock price appreciation from grant date to time of exercise
Restricted Stock	Retain executive talent	Stock	Equals value of stock upon vesting

After considering the competitive compensation information provided by Towers Watson, the Committee granted long-term incentive awards to each named executive officer in February 2010. Due to the nature of long-term incentive awards, the actual long-term incentive value realized by each named executive officer will depend on the price of the underlying stock at the time of vesting or exercise.

Grants of long-term incentive awards were based on intended dollar value, rather than a specific number of performance units, stock options or restricted shares. Intended value reflects standard valuation methodologies (which differ from the grant date fair values determined for accounting purposes under U.S. generally accepted accounting principles and shown in the tables on pages 58 and 60). For example, to determine the number of performance units awarded, the targeted dollar value was divided by an expected value ratio, which incorporates factors such as stock price volatility and risk of forfeiture.

For 2010, three of our named executive officers received the following mix of long-term incentive awards, based on intended value: 40 percent performance units, 40 percent stock options, and 20 percent restricted stock. The Committee believes this mix of long-term incentive awards generally provides an appropriate balance between the dual objectives of tying compensation to stock performance and providing retention incentives.

For the fifth consecutive year, the Committee decided that all of the CEO’s long-term incentive compensation should be more directly tied to the performance of our stock than the incentive compensation provided to our other named executive officers. Based on intended value, Mr. Cazalot received: 50 percent performance units and 50 percent stock options. In order to assist Mr. Roberts in complying with the stock ownership guidelines, the Committee decided that he should receive a higher percentage of restricted stock. Therefore, based on intended value, Mr. Roberts received: 40 percent performance units, 20 percent stock options and 40 percent restricted stock.

The graph below shows the elements of compensation for each named executive officer. Long-term incentives represent 72% of total target compensation for Mr. Cazalot, and over one-half of total target compensation for our other named executive officers. Further, total variable compensation (long-term incentives plus target annual cash bonus) represents 88% of total target compensation for Mr. Cazalot, and almost 80% of total target compensation for our other named executive officers.

Total Target Compensation Mix
Chief Executive Officer
Total Variable Compensation: 88%
2010 Base Salary 12%
2010 Target Bonus 16%
Intended Value* of 2010 Long-term Incentives 72%

Total Target Compensation Mix
Average of Other Named Executive Officers
Total Variable Compensation: 79%
2010 Base Salary 21%
2010 Target Bonus 20%
Intended Value* of 2010 Long-term Incentives 59%

*The Committee makes its compensation decisions based on intended value. Intended value reflects standard valuation methodologies and differs from the grant date fair values determined for accounting purposes under U.S. generally accepted accounting principles and shown in the Summary Compensation and Grants of Plan-based Awards tables.

The long-term incentives granted in 2010 to named executive officers placed the present value of long-term incentive awards between 74 percent and 129 percent of the available market 50th percentile data of the study conducted by Towers Watson in the fall of 2009. The long-term incentives granted in 2010 placed the CEO at 99 percent of the 50th percentile.

The Committee grants annual long-term incentive awards at its regularly-scheduled February meeting, the date of which is generally set at least one year in advance. The effective date for grants of awards to named executive officers is the date the Committee meets; however, if the Committee grants awards after the market has closed, the grant date is the next trading day. The grant price for stock options is equal to the closing price of a share of our common stock on the grant date.

Each of our long-term incentive award types is discussed in more detail below.

Performance Units

The Committee believes that a performance unit program based on our TSR performance relative to peer companies serves as a complement to stock options and restricted stock, because the performance unit program provides an incentive to both increase our stockholder return and outperform our peers included in the XOI. The XOI is a published stock index which represents a cross-section of publicly-traded corporations involved in various phases of the oil and gas industry and provides a meaningful benchmark for comparing our stock performance.

TSR is determined by taking the sum of stock price appreciation or reduction, plus cumulative dividends for the three-year period, and dividing that total by the beginning stock price. For purposes of this calculation, the beginning and ending stock prices are the average of closing stock prices for the month immediately preceding the beginning or ending date of the measurement period.

The Committee believes that the program does not encourage taking excessive or inappropriate risks, as it caps the maximum payout at $2 per unit. The target value of each performance unit is $1, with the actual payout varying from $0 to $2 (0% to 200% of target) based on Marathon’s relative TSR ranking for the measurement period. For example, a 100% payout percentage pays out at $1 per unit.

For the three-year performance period ended in 2010, our ranking was 11 out of the 13 XOI companies. Because this ranking was in the bottom quartile, there was no payout. The payout percentages for the three-year performance periods ended in 2008 and 2009 were 83.33 percent and 0 percent, respectively. Thus, our named executive officers, including Mr. Cazalot who for several years has received half of his long-term incentive opportunity in performance units, realized no compensation for performance units for the last two completed cycles.

Stock Options

Stock options provide a direct link between officer compensation and the value delivered to stockholders. The Committee believes that stock options are inherently performance-based, as option holders only realize benefits if the value of our stock increases following the date of grant.

The grant price of our stock options is equal to the closing sales price per share of our common stock on the grant date, which was February 24, 2010 for the options granted to named executive officers during 2010. Stock options have a three-year pro-rata vesting period and a maximum term of ten years.

Restricted Stock

The Committee granted restricted stock to the named executive officers, other than Mr. Cazalot, for diversification of the mix of long-term incentive awards and for retention purposes. The restricted stock grants are also intended to help named executive officers increase their holdings in our stock.

Restricted stock awards vest in full on the third anniversary of the date of grant, which is February 24, 2013. Prior to vesting, restricted stock recipients have the right to vote and receive dividends on the restricted shares.

Post-Employment Benefits

Retirement

We believe that it is important to help our employees plan for a secure retirement. Accordingly, we sponsor and contribute to both tax-qualified defined benefit and defined contribution retirement plans for a broad-based group of employees. Individuals can contribute to our defined contribution retirement plan. We also sponsor retiree medical plans for a broad-based group of employees. Our named executive officers are eligible to participate in these defined benefit and defined contribution retirement plans, as well as the retiree medical plans.

In addition, our named executive officers participate in unfunded, nonqualified defined benefit and defined contribution retirement plans. These plans provide benefits that participants would have otherwise received under our tax-qualified retirement plans but which they did not receive because of Internal Revenue Code limitations. Such nonqualified benefits are common among our peer companies.

Under both our tax-qualified and nonqualified retirement plans, participating employees are eligible for retirement once they have reached age 50 and have ten or more years of vesting service. The named executive officers who are currently retirement-eligible are Mr. Cazalot and Mr. Heminger.

Prior to 2010, the formula under our defined benefit retirement plans was a traditional final-average-pay formula. Effective January 1, 2010, the plans were amended to provide that new benefits accrue under a cash-balance formula. Following this change, plan participants will generally receive their legacy final-average-pay benefit, which will continue to be updated for increases in compensation, plus the accrued cash-balance benefit.

The legacy final-average-pay formula for the nonqualified defined benefit plans provides an enhancement for named executive officers by taking into account the three highest bonuses earned during their last ten years of employment. The benefit formula used for non-officers is based on the highest consecutive three-year compensation, including bonuses, earned during the last ten years of employment, which may or may not include the participant’s three highest bonuses. The Committee believes this enhancement is appropriate in light of the greater volatility of bonuses paid to named executive officers.

Under the cash-balance formula, plan participants receive pay credits based on age and vesting service. For 2010, Mr. Cazalot and Mr. Heminger received pay credits equal to 11 percent of compensation as determined under the plans; Ms. Clark, Mr. Roberts and Ms. Kerrigan received pay credits equal to 9 percent of compensation as determined under the plans.

Each named executive officer is also eligible to participate in one of our two elective nonqualified deferred compensation plans. Under these plans, our named executive officers are eligible to defer up to 20 percent of their salary and bonus each year. The investment options available under these plans generally mirror those available to all employees under the tax-qualified Marathon Thrift Plan.

Distributions from the nonqualified plans are made following termination of employment in the form of a lump sum and are compliant with Section 409A of the Internal Revenue Code to the extent required.

In addition, named executive officers’ stock options immediately vest and become exercisable upon retirement, which is a common practice in our industry. Unvested restricted stock awards are forfeited upon retirement, except in the case of mandatory retirement, in which case unvested restricted stock vests in full. Under our mandatory retirement policy, an officer must retire on the first day of the month following the officer’s 65th birthday. For performance units, in the case of retirement where a named executive officer has worked more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Committee.

Death or Disability

In the event of death or disability, our named executive officers would be entitled to the vested benefits they have accrued under our standard benefits programs. Long-term incentive awards would immediately vest in full upon the death of a named executive officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards would continue to vest as if the named executive officer remained employed during the period of disability.

Other Termination

Our named executive officers do not have employment agreements and are not entitled to any special executive severance payments, other than the change-in-control termination benefits described below. Marathon has a policy requiring that our Board of Directors seek stockholder approval or ratification of certain severance agreements for senior executive officers that would require payment of cash severance benefits exceeding 2.99 times the officer’s salary plus bonus for the prior calendar year.

Change-in-Control Termination

We believe that our named executive officers should be encouraged to act in the best interests of our stockholders if a change-in-control transaction is under consideration. For this reason, in 2002 we adopted our executive change-in-control severance benefits policy, which provides certain benefits upon a change-in-control of Marathon and is designed to ensure continuity of management through a change-in-control transaction. No changes, except as necessary to comply with law, have been made to our executive change-in-control severance benefits policy since the policy was first adopted.

Immediately upon a change-in-control, all of our named executive officers’ long-term incentive awards would become fully vested and exercisable, which is a common practice in our industry. Outstanding performance units would vest at the target value upon a change-in-control. The benefits payable to named executive officers in the event they are terminated following a change-in-control or in connection with a “potential change-in-control” are outlined on pages 71-74, where our executive change-in-control policy is described in more detail.

Other Benefits

Marathon offers very limited perquisites to our named executive officers. Our named executive officers may seek reimbursement for certain tax, estate, and financial planning services up to a specified annual maximum each year, including the year following death or retirement. Our named executive officers are also offered an enhanced annual physical examination.

Unless otherwise authorized by the CEO (or in the case of the CEO, the Chairman of the Board of Directors), our named executive officers may not use corporate aircraft for personal use. Occasionally spouses or other guests will accompany our named executive officers on our aircraft when space is available on business-related flights. When the spouse or guest’s travel does not meet the Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the named executive officer.

Overall, these benefits are limited when compared to prevailing practices in our industry.

Tax Considerations

The Committee considers the tax effects to both Marathon and the named executive officers when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonable. However, the priority of the Committee is to provide compensation that reflects performance and is competitive. Therefore, some of the compensation awarded by the Committee is not deductible by Marathon due to the limitations of Section 162(m) of the Internal Revenue Code.

Section 162(m) provides that the amount of compensation that we may deduct each year for our Chief Executive Officer and each of the three most highly paid officers (other than our Chief Financial Officer, who is excluded from this provision for 2010) is $1,000,000. Elements of compensation which qualify as “performance-based compensation” are deductible even if in excess of this $1,000,000 limit. The Committee has approved a base salary for Mr. Cazalot that exceeds the Section 162(m) limitation of $1,000,000, and therefore his base salary is not deductible in full.

As required under Section 162(m), our stockholders have approved the material terms of performance goals for awards to named executive officers, which are contained in our 2007 Incentive Compensation Plan. This list of performance goals includes both financial and operational measures. For 2010, solely for Section 162(m) tax purposes, we used both financial and operational goals to establish a bonus pool for named executive officers. However, the determination of actual annual cash bonus payments for named executive officers is described in the Annual Cash Bonus section on page 46.

Other than time-based restricted stock, long-term incentives awarded to our named executive officers in 2010 were designed to be performance-based compensation and therefore fully deductible. To the extent that non-performance-based compensation exceeds $1,000,000, time-based restricted stock awards would not be deductible.

We believe our nonqualified deferred compensation plans and other benefits comply with Section 409A of the Internal Revenue Code. In general, Section 409A imposes additional income taxes, as well as premium interest, unless the form and timing of deferred compensation payments have been fixed in order to eliminate both officer and company discretion.

Compensation Committee of Our Board of Directors

The Compensation Committee of the Board of Directors is charged with overseeing and approving all compensation for our executive officers. The Committee is comprised only of independent, non-employee directors. The members who currently serve on the Committee are Mr. Daberko, who is the Chairman, Mr. Boyce, Dr. Jackson, Mr. Lee, Mr. Reilley, Mr. Schofield, and Mr. Snow.

The Committee’s charter requires that it meet at least four times each year, and during 2010, the Committee met six times. At each of its meetings, the Committee has the opportunity to meet in executive session. When practicable, the Committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting. With the help of its compensation consultant and our staff, the Committee keeps abreast of and discusses legal and regulatory developments pertaining to executive compensation throughout the year.

The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all other executive officers. However, all final compensation decisions for our executive officers are approved by the Committee.

Executive Compensation Tables and Other Information

The following table summarizes the total compensation awarded to, earned by, or paid to Mr. Cazalot, President and Chief Executive Officer, Ms. Clark, Executive Vice President and Chief Financial Officer, and the other three most highly compensated executive officers of Marathon who were serving as officers at the end of 2010 (collectively, “named executive officers”) for services rendered as named executive officers during 2010, 2009 and 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensa- tion(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compen- sation(7) ($)	Total ($)
C. P. Cazalot, Jr. President and Chief Executive Officer	2010 2009 2008	1,400,000 1,400,000 1,381,250	2,500,000 2,100,000 1,700,000	0 0 0	4,656,517 2,845,791 2,903,832	0 0 2,083,250	1,397,592 2,458,412 992,329	256,394 225,403 275,745	10,210,503 9,029,606 9,336,406
J. F. Clark Executive Vice President and Chief Financial Officer	2010 2009 2008	672,500 650,000 637,500	775,000 750,000 800,000	425,882 531,186 402,264	856,813 683,305 551,624	0 0 673,306	355,795 547,779 212,246	103,609 106,881 98,058	3,189,599 3,269,151 3,374,998
G. R. Heminger Executive Vice President, Downstream	2010 2009 2008	918,750 900,000 856,250	1,200,000 950,000 1,100,000	554,230 619,320 549,036	1,113,088 797,088 754,580	0 0 841,633	2,159,968 3,609,445 1,056,329	144,492 156,399 135,278	6,090,528 7,032,252 5,293,106
D. E. Roberts, Jr. Executive Vice President, Upstream	2010 2009 2008	875,000 775,000 631,250	1,000,000 1,000,000 900,000	1,195,970 576,444 505,548	599,684 740,196 697,336	0 0 420,817	412,145 339,158 92,846	135,227 131,824 80,154	4,218,026 3,562,622 3,327,951
S. J. Kerrigan Vice President, General Counsel & Secretary	2010	405,000	400,000	148,767	299,842	0	304,974	52,676	1,611,259

(1)	The salaries shown in this column reflect three months at one annual salary rate and nine months at the new annual salary rate, which was effective April 1, 2010 for all named executive officers, except for Mr. Cazalot who did not receive a salary increase in 2010.

(2)	The amounts shown in this column reflect the value of annual cash bonus awards.

(3)	This column reflects the aggregate grant date fair value in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of this amount are included in footnote 21 to the Company's financial statement for the fiscal year ended December 31, 2010, footnote 23 to the Company's financial statement for the fiscal year ended December 31, 2009, and in footnote 24 to the Company's financial statement for the fiscal year ended December 31, 2008.

(4)	This column reflects the aggregate grant date fair value in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of this amount are included in footnote 21 to the Company's financial statement for the fiscal year ended December 31, 2010, footnote 23 to the Company's financial statement for the fiscal year ended December 31, 2009, and in footnote 24 to the Company's financial statement for the fiscal year ended December 31, 2008.

(5)	The amounts shown in this column reflect the vested value of performance units earned by our named executive officers during the three-year performance periods that ended on December 31, 2010, December 31, 2009 and December 31, 2008, respectively. While there was a payout for the cycle that ended in 2008, there was no payout for the cycles that ended in 2009 and 2010. Ms. Kerrigan did not receive a performance unit grant for any of these periods.

(6)	This column reflects the annual change in accumulated benefits under Marathon's retirement plans. See pages 65-67 for more information about the Company’s defined benefit plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column because the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings.

(7)	Marathon offers very limited perquisites to named executive officers, which together with company contributions to defined contribution plans, comprise the All Other Compensation column. All Other Compensation for 2010 is summarized below:

Name	Personal Use of Company Aircraft(a) ($)	Company Physicals(b) ($)	Tax & Financial Planning(c) ($)	Retirement Gifts & Related Tax Gross Ups(d) ($)	Company Contributions to Defined Contribution Plans(e) ($)	Total All Other Compensation ($)

C. P. Cazalot, Jr.	7,336	4,058	0	0	245,000	256,394

J. F. Clark	0	4,058	0	0	99,551	103,609

G. R. Heminger	579	4,058	8,500	563	130,792	144,492

D. E. Roberts, Jr.	0	4,058	0	0	131,169	135,227

S. J. Kerrigan	0	4,058	0	0	48,618	52,676

(a)	The amounts shown in this column reflect the aggregate incremental cost of personal use of Marathon aircraft by our named executive officers for the period from January 1, 2010 through December 31, 2010.
Officers are occasionally permitted to invite their spouses or other guests to accompany them on business trips when space is available. These amounts reflect our variable cost to transport a named executive officer’s spouse or other guest accompanying the officer or to transport a named executive officer who accompanies other business travelers for a non-business purpose.
We have estimated our aggregate incremental cost using a methodology that reflects the average costs of operating the aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees and storage costs, communications charges, and other miscellaneous variable costs. Fixed costs that do not change with usage such as pilot compensation, the purchase and lease of the aircraft, and maintenance not related to travel are excluded from the calculation of our incremental cost. We believe that this method provides a reasonable estimate of our incremental cost and ensures that some “cost” is allocated to each passenger on each trip. However, use of this method may overstate our actual incremental cost where our aircraft would have flown on a trip for business purposes anyway and space would have been available at little or no incremental cost to transport a named executive officer or his or her guest who was not traveling for business purposes.
(b)	All employees, including our named executive officers, are eligible to receive an annual physical. However, officers may receive an enhanced physical under the executive physical program. This column reflects the average incremental cost of the executive physical program over the employee physical program. Due to Health Insurance Portability and Accountability Act (“HIPAA”) confidentiality requirements, the Company cannot disclose actual usage of this program by individual officers.
(c)	This column reflects reimbursement for professional advice related to tax, estate, and financial planning up to a specified maximum, not to exceed $15,000 for a calendar year.
(d)	The amount shown in this column for Mr. Heminger includes the value of gifts received at two company events in the total amount of $489 and associated tax allowances attributed to these gifts in the amount of $74.
(e)	This column reflects amounts contributed by the Company under the tax-qualified Marathon Oil Company Thrift Plan and related non-qualified deferred compensation plans. See pages 68-70 for more information about the non-qualified plans.

Grants of Plan-Based Awards in 2010

The following table provides information about all non-equity incentive plan awards (specifically, grants of performance units to be paid out in cash in 2013) and equity awards (specifically, stock options and restricted stock) granted to each named executive officer during 2010. The awards listed in the table were granted under the 2007 Incentive Compensation Plan (the “2007 Plan”) and are described in more detail in the Compensation Discussion and Analysis beginning on page 42.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future	All Other Stock Awards:	All Other Option Awards:		Grant Date
Name	Type of Award	Grant Date	Unit Price(1) ($)	Threshold ($)	Target ($)	Maximum ($)	Maximum ($)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Fair Value of Stock and Option Awards(2) ($)

C. P. Cazalot, Jr.	Performance Units	2/24/2010	1	2,807,550	5,615,100	11,230,200
	Stock Options	2/24/2010							545,100	29.17	4,656,517

J. F. Clark	Performance Units	2/24/2010	1	516,350	1,032,700	2,065,400
	Stock Options	2/24/2010							100,300	29.17	856,813
	Restricted Stock	2/24/2010						14,600			425,882

G. R. Heminger	Performance Units	2/24/2010	1	671,250	1,342,500	2,685,000
	Stock Options	2/24/2010							130,300	29.17	1,113,088
	Restricted Stock	2/24/2010						19,000			554,230

D. E. Roberts, Jr.	Performance Units	2/24/2010	1	722,850	1,445,700	2,891,400
	Stock Options	2/24/2010							70,200	29.17	599,684
	Restricted Stock	2/24/2010						41,000			1,195,970

S. J. Kerrigan	Performance Units	2/24/2010	1	180,700	361,400	722,800
	Stock Options	2/24/2010							35,100	29.17	299,842
	Restricted Stock	2/24/2010						5,100			148,767

(1)	This column reflects the target dollar value of each performance unit.
(2)	The amounts shown in this column reflect the total grant date fair value of stock options and restricted stock granted in 2010 in accordance with generally accepted accounting principles in the United States regarding stock compensation. The Black-Scholes value used for the stock options granted on February 24, 2010 was $8.5425. The fair market value used for restricted stock awards granted on February 24, 2010 was $29.17. Assumptions used in the calculation of these amounts are included in footnote 21 to the Company's financial statement for the fiscal year ended December 31, 2010.

Performance Units (Non-Equity Incentive Plan Awards)

On February 24, 2010, the Compensation Committee granted performance units to our named executive officers under the 2007 Plan. Vesting of these units is tied to Marathon’s TSR as compared to the TSR of each of the member companies within the XOI for the 2010 through 2012 performance period. Each performance unit has a target value of $1 and is payable in cash, with payout varying from $0 to $2 per unit based on actual performance. No dividends are paid and no interest accrues on outstanding performance units. If an officer retires after completing half of the performance period, at the Committee’s discretion the officer will be eligible to receive a payout on a prorated basis. In the event of the death of an officer or a change-in-control of Marathon before the end of the performance period, all performance units would immediately vest at target levels. If an officer terminates employment under any other circumstance, the award would be forfeited. See page 53 for more information about performance units.

Stock Options (Option Awards)

As noted in the table, stock options were granted to our named executive officers on February 24, 2010, under the 2007 Plan. The options will vest in one-third increments on the first, second, and third anniversaries of the date of grant. In the event of the death or retirement of the officer, the options would immediately vest in full. Upon voluntary or involuntary termination, unvested options are forfeited. Following the retirement (whether mandatory or not) or death of an officer, the options would remain exercisable until the earlier of February 24, 2020 or five years from the date of retirement or death. In the event of a change-in-control, the options would immediately vest in full and remain exercisable for the original term of the option. See pages 50-54 for more information about stock options and granting practices.

Restricted Stock (Stock Awards)

As noted in the table, the Compensation Committee granted restricted stock to our named executive officers other than Mr. Cazalot on February 24, 2010. The restricted stock awards will vest in full on the third anniversary of the grant date. Dividends are paid on all restricted stock at the same time and in the same manner that dividends are paid to other stockholders. If an officer retires under our mandatory retirement policy, unvested restricted stock would vest in full upon the mandatory retirement date (the first day of the month following the officer’s 65th birthday). In the event of the death of the officer or a change-in-control, the restricted stock award would immediately vest in full. If the officer retires or otherwise leaves Marathon prior to the vesting date, the award would be forfeited. See page 54 for more information about restricted stock awards.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information about the unexercised options (vested and unvested), vested stock appreciation rights (“SARs”), and unvested restricted stock held by each named executive officer as of December 31, 2010.

		Stock Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(6)	Market Value of Shares or Units of Stock That Have Not Vested(7)
		(#)	(#)	($)		(#)	($)
C. P. Cazalot, Jr.	5/28/03 5/26/04 5/25/05 6/01/06 5/30/07 2/27/08 2/25/09 2/24/10	520,000 600,000 353,600 379,600 298,600 148,800 156,733 0 2,457,333	0 0 0 0 0 74,400 (1) 313,467 (2) 545,100 (3) 932,967	12.758 16.805 23.825 37.818 61.050 54.360 23.820 29.170	5/28/2013 5/26/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020
J. F. Clark	1/16/04 5/26/04 5/25/05 6/01/06 5/30/07 2/27/08 2/25/09 2/24/10	13,334 150,800 117,800 60,400 47,800 28,266 37,633 0 456,033	0 0 0 0 0 14,134 (1) 75,267 (2) 100,300 (3) 189,701	16.708 16.805 23.825 37.818 61.050 54.360 23.820 29.170	1/16/2014 5/26/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020
						44,300	1,640,429
G. R. Heminger	5/29/01 5/26/04 5/25/05 6/01/06 5/30/07 2/27/08 2/25/09 2/24/10	40,000 78,200 77,000 75,600 74,600 38,666 43,900 0 427,966	0 0 0 0 0 19,334 (1) 87,800 (2) 130,300 (3) 237,434	16.260 16.805 23.825 37.818 61.050 54.360 23.820 29.170	5/29/2011 5/26/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020
						55,100	2,040,353
D. E. Roberts, Jr.	6/01/06 6/28/06 5/30/07 2/27/08 2/25/09 2/24/10	37,800 24,000 41,800 35,733 40,766 0 180,099	0 0 0 17,867 (1) 81,534 (2) 70,200 (3) 169,601	37.818 40.510 61.050 54.360 23.820 29.170	6/01/2016 6/28/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020
						74,500	2,758,735
S. J. Kerrigan	5/26/04 6/10/05 6/01/06 5/30/07 5/28/08 5/27/09 2/24/10	3,734 9,600 11,400 9,000 4,666 4,283 0 42,683	0 0 0 0 2,334 (4) 8,567 (5) 35,100 (3) 46,001	16.805 25.835 37.818 61.050 51.170 29.240 29.170	5/26/2014 6/10/2015 6/01/2016 5/30/2017 5/27/2018 5/27/2019 2/24/2020
						16,570	613,587

(1)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable on February 27, 2011.

(2)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable in one half increments on February 25, 2011 and February 25, 2012.

(3)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The unvested portion of the grant will become exercisable in one third increments on February 24, 2011, February 24, 2012, and February 24, 2013.

(4)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable on May 28, 2011.

(5)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable in one half increments on May 27, 2011 and May 27, 2012.

(6)	This column reflects the number of shares of unvested restricted stock held by each Officer on December 31, 2010. All restricted stock grants are generally scheduled to vest on the third anniversary of the date of grant. The only exception is one of the grants made to Ms. Kerrigan on September 1, 2009, which vests in one-third increments over a three year period.

Name	Grant Date	# of Unvested Shares	Vesting Date
J. F. Clark	2/27/08 2/25/09 2/24/10	7,400 22,300 14,600 44,300	2/27/11 2/25/12 2/24/13
G. R. Heminger	2/27/08 2/25/09 2/24/10	10,100 26,000 19,000 55,100	2/27/11 2/25/12 2/24/13
D. E. Roberts, Jr.	2/27/08 2/25/09 2/24/10	9,300 24,200 41,000 74,500	2/27/11 2/25/12 2/24/13
S. J. Kerrigan	5/01/08 9/01/09 9/01/09 2/24/10	478 4,397 6,595 5,100 16,570	5/01/11 9/01/11, 9/01/12 9/01/12 2/24/13

(7)	This column reflects the aggregate value of all shares of unvested restricted stock held by the Officers on December 31, 2010, using the year-end closing stock price of $37.03.

Option Exercises and Stock Vested in 2010

The following table provides certain information concerning stock options exercised during 2010 by each named executive officer, as well as restricted stock vesting during 2010.
Option Awards	Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
C. P. Cazalot, Jr.	0	0	0	0
J. F. Clark	0	0	7,600	234,080
G. R. Heminger	0	0	12,000	369,600
D. E. Roberts, Jr.	0	0	6,800	209,440
S. J. Kerrigan	0	0	2,675	83,908

(1)	This column reflects the actual pre-tax gain realized by our named executive officers upon exercise of an option, which is the fair market value of the shares on the date of exercise less the grant price.

(2)	This column reflects the actual pre-tax gain realized by the named executive officers upon vesting of restricted stock, which is the fair market value of the shares on the date of vesting.

Pension Benefits

Marathon provides tax-qualified retirement benefits to its employees, including the named executive officers, under the Retirement Plan of Marathon Oil Company and the Marathon Petroleum Retirement Plan (the “Retirement Plans”). While employees of our Speedway LLC subsidiary generally do not participate in the Retirement Plans, some receive tax-qualified retirement benefits under the Speedway LLC Retirement Plan. In addition, we sponsor the Marathon Oil Company Excess Benefit Plan, the Marathon Petroleum Excess Benefit Plan and the Speedway LLC Excess Benefit Plan (the “Excess Plans”) for the benefit of a select group of management and highly compensated employees.

The pension table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers under the Retirement Plans and the defined benefit portion of the Excess Plans as of December 31, 2010. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
C. P. Cazalot, Jr.	Retirement Plan of Marathon Oil Company	10.75	505,731	0
	Marathon Oil Company Excess Benefit Plan	10.75	9,140,982	0
J. F. Clark	Retirement Plan of Marathon Oil Company	6.92	252,248	0
	Marathon Oil Company Excess Benefit Plan	6.92	1,394,768	0
G. R. Heminger	Marathon Petroleum Company LLC Retirement Plan	30.08	1,269,144	0
	Marathon Petroleum Company LLC Excess Benefit Plan	30.08	10,083,929	0
	Speedway LLC Retirement Plan	6.48	215,413	0
	Speedway LLC Excess Benefit Plan	6.48	2,010,763	0
D. E. Roberts, Jr.	Retirement Plan of Marathon Oil Company	4.58	128,387	0
	Marathon Oil Company Excess Benefit Plan	4.58	804,456	0
S. J. Kerrigan	Retirement Plan of Marathon Oil Company	13.67	321,975	0
	Marathon Oil Company Excess Benefit Plan	13.67	402,564	0

(1)	The number of years of credited service shown in the table represents the number of years the named executive officer has participated in the plan. However, Plan Participation Service, used for the purpose of calculating each participant’s benefit under the legacy final average pay formula was frozen as of December 31, 2009.

(2)	The present value of accumulated benefit was calculated assuming a discount rate of 5.05 percent, a lump sum interest rate of 2.55 percent, the RP2000 mortality table, a 96 percent lump sum election rate, and retirement at age 62 (age 65 for Mr. Heminger’s Speedway LLC Retirement Plan benefit).

Marathon Retirement Plans

In general, our employees who are age 21 or older and have completed one year of service are eligible to participate in the Retirement Plans. The monthly benefit under the Retirement Plans for employees other than employees of Speedway LLC was equal to the following formula until December 31, 2009:

[	1.6%	×	Final Average Pay	×	Years of Participation	]	—	[	1.33%	×	Estimated Primary SS Benefit	×	Years of Participation	]

Effective January 1, 2010, the Retirement Plans were amended so that participants do not accrue additional years of participation. No more than 37.5 years of participation may be recognized under the formula. Final average pay is equal to the highest average eligible earnings for three consecutive years in the last ten years before retirement. Eligible earnings under the Retirement Plans include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Marathon Oil Company Thrift Plan, and incentive compensation bonuses. Final average pay, vesting service and age will continue to be updated under the legacy benefit formula.

Benefit accruals for years beginning in 2010 are determined under a cash-balance formula. Under the cash-balance formula, each year plan participants receive pay credits equal to a percentage of compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service. Participants with less than 50 points receive a 7 percent pay credit percentage; participants with 50 to 69 points receive a 9 percent pay credit percentage; and participants with 70 or more points receive an 11 percent pay credit percentage.

Effective January 1, 2010, participants in the Retirement Plans become fully vested upon the completion of three years of vesting service. Normal retirement age for both the cash-balance and final-average-pay benefit formulas is age 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the final-average-pay formula after reaching age 62. The forms of benefit available under the Retirement Plans include various annuity options and lump sum distributions.

Participants are eligible for early retirement upon reaching age 50 and completing ten years of vesting service. If an employee retires between the ages of 50 and 62, the amount of benefit under the final average pay formula is reduced such that if the employee retires at age 50, he or she will be entitled to 55 percent of the accrued benefits based on the single-life annuity form of benefit. There are no early retirement subsidies under the cash balance formula. Of the named executive officers, Mr. Cazalot and Mr. Heminger are currently eligible for early retirement benefits under the Retirement Plans.

Marathon Excess Plans

Marathon also sponsors the unfunded, nonqualified Excess Plans for the benefit of a select group of management and highly compensated employees. These plans provide benefits that participants, including our named executive officers would have otherwise received under Marathon’s tax-qualified retirement plans but which they did not receive because of Internal Revenue Code limitations. Eligible earnings under the Excess Plans include the items listed above for the Retirement Plans, as well as deferred compensation contributions. The Excess Plans also provide an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. We believe this enhancement is appropriate in light of the greater volatility of officer bonuses. Distributions under the Excess Plans are made following retirement or other separation from service with Marathon in the form of a lump sum and are consistent with Section 409A of the Internal Revenue Code to the extent required.

Speedway Retirement Plan

During his prior service with Speedway LLC, Mr. Heminger participated in the Speedway LLC Retirement Plan (the “Speedway Plan”). At the time of Mr. Heminger’s participation, the monthly benefit under the Speedway Plan was calculated under the following formula:

[	2.0%	×	Final Average Pay	×	Years of Participation	]	—	[	2.0%	×	Estimated Primary SS Benefit	×	Years of Participation	]

This benefit formula was grandfathered for all employees participating in this plan as of December 31, 1998, and no additional years of participation credit are recognized under the formula beyond that date. No more than 25 years of participation may be recognized under the formula.

Final average pay is equal to average eligible earnings for the three years preceding retirement. Eligible earnings under the Speedway Plan include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Speedway LLC Retirement Savings Plan, and incentive compensation bonuses.

Speedway Excess Plan

Our subsidiary, Speedway LLC also sponsors the unfunded, nonqualified Speedway LLC Excess Benefit Plan (the “Speedway Excess Plan”) for the benefit of a select group of management and highly compensated employees. This plan provides participants, including Mr. Heminger, with benefits that would have otherwise been received from the tax-qualified Speedway Plan but are prohibited by Internal Revenue Code limitations. Eligible earnings under the Speedway Excess Plan include the items listed above for the Speedway Plan, as well as deferred compensation contributions. The Speedway Excess Plan also provides an enhancement for officers based on the three highest bonuses earned during their last ten years of employment. Additionally, this plan provides an enhancement for certain highly compensated employees who are eligible for the grandfathered benefit formula described above. These additional benefits are based on the difference between (i) the applicable covered earnings prior to December 31, 1998 and (ii) the applicable covered earnings during the final three years of employment.

We have not granted extra years of service to any named executive officer for purposes of retirement benefit accruals.

Nonqualified Deferred Compensation

The Nonqualified Deferred Compensation table below shows information about the company’s nonqualified savings and deferred compensation plans.

Name	Plan Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (3) ($)
C. P. Cazalot, Jr.	Marathon Oil Company Excess Benefit Plan	0	0	23,749	0	1,050,655
	Marathon Oil Company Deferred Compensation Plan	0	230,462	138,832	0	1,325,758
J. F. Clark	Marathon Oil Company Deferred Compensation Plan	0	82,401	82,589	0	1,260,986
G. R. Heminger	Marathon Oil Company Deferred Compensation Plan	0	0	11,982	0	179,572
	Marathon Petroleum Company LLC Excess Benefit Plan	0	0	1,250	0	55,300
	Marathon Petroleum Company LLC Deferred Compensation Plan	0	113,642	194,726	0	1,553,108
	Emro Marketing Company Deferred Compensation Plan	0	0	6,964	0	218,062
D. E. Roberts, Jr.	Marathon Oil Company Deferred Compensation Plan	0	116,469	32,910	0	533,098
S. J. Kerrigan	Marathon Oil Company Excess Benefit Plan	0	0	893	0	39,509
	Marathon Oil Company Deferred Compensation Plan	80,908	31,468	1,210	0	113,586

(1)	The amounts shown in this column are also included in the salary and bonus columns for 2010 of the Summary Compensation Table on page 58.

(2)	The amounts shown are also included in the all other compensation column of the Summary Compensation Table on page 58.

(3)	Of the totals in this column, the following amounts, which represent contributions attributable to 2010, are also reported in the Summary Compensation Table on page 58: Mr. Cazalot, $230,462; Ms. Clark, $82,401; Mr. Heminger, $113,642; Mr. Roberts, $116,469; and Ms. Kerrigan, $31,468. Certain portions of the total for each officer were also reported in the Summary Compensation Tables of our proxy statements in prior years.

We sponsor the Marathon Oil Company Deferred Compensation Plan and the Marathon Petroleum Deferred Compensation Plan (the “Deferred Compensation Plans”). The Deferred Compensation Plans are unfunded, nonqualified plans in which named executive officers may participate. The plans were designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Participants may defer up to 20 percent of their salary and bonus each year. Deferral elections are made in December of each year for amounts to be earned in the following year and are irrevocable. Participants are fully vested in their deferrals under the plans.

In addition, the Deferred Compensation Plans provide benefits for participants equal to the company matching contributions they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations. The Marathon Oil Company Thrift Plan currently provides for company matching contributions of up to 7 percent of eligible earnings. Participants in both the Marathon Oil Company Thrift Plan and the Deferred Compensation Plans are vested in their company matching contributions upon the completion of three years of vesting service.

The investment options available under the Deferred Compensation Plans generally mirror the investment options offered to participants under the Marathon Oil Company Thrift Plan, with the exception of Marathon common stock, which is not an investment option for named executive officers under the Deferred Compensation Plans. All participants in the Deferred Compensation Plans will receive their benefits as a lump sum following separation from service with Marathon.

Certain highly compensated non-officer employees and, prior to January 1, 2006, executive officers who elected not to participate in the Deferred Compensation Plans were eligible to receive defined contribution accruals under the Excess Plans. The defined contribution formula in the Excess Plans is designed to allow eligible employees to receive company matching contributions equal to the amount they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations. Participants are vested in their company matching contributions upon the completion of three years of vesting service.

Defined contribution accruals in the Excess Plans are credited with interest equal to that paid in the “Marathon Stable Value Fund” option of the Marathon Oil Company Thrift Plan. The annual rate of return on this option for the year ended December 31, 2010 was 2.31 percent. Distributions from the Excess Plans are paid in the form of a lump sum following the participant’s separation from service with Marathon.

As noted, our named executive officers no longer participate in the defined contribution formula of the Excess Plans, and all nonqualified company matching contributions for our named executive officers accrue under the Deferred Compensation Plans.

Mr. Heminger also participated in the Emro Marketing Company Deferred Compensation Plan (the “Emro Plan”) while working at EMRO Marketing Company (a former subsidiary of Marathon Petroleum Company). The Emro Plan is now frozen. The employees eligible to participate in the Emro Plan were a select group of management and highly compensated employees.

The Emro Plan is an unfunded, nonqualified plan and was designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Amounts deferred by participants under the Emro Plan are credited with interest at the prime interest rate, adjusted quarterly, which was 3.25 percent for the quarter ended December 31, 2010. Participants receive their benefit from the Emro Plan in a lump sum following separation from service with Marathon.

Distributions from all nonqualified deferred compensation plans in which our named executive officers participate are consistent with Section 409A of the Internal Revenue Code to the extent required. As a result, distribution of amounts subject to Section 409A of the Internal Revenue Code may be delayed for six months following retirement or other separation from service where the participant is considered a “specified employee” for purposes of Section 409A.

Potential Payments upon Termination or Change in Control

Retirement

Marathon employees are eligible for retirement once they reach age 50 and have ten or more years of vesting service with Marathon. The named executive officers who are currently retirement eligible are Mr. Cazalot and Mr. Heminger.

Upon retirement, our named executive officers are entitled to receive their vested benefits that have accrued under Marathon’s broad-based and executive benefit programs. For more information about the retirement and deferred compensation programs, see pages 65-70.

In addition, upon retirement, unvested stock options for named executive officers would become immediately exercisable according to the grant terms. All outstanding stock appreciation rights were fully vested on December 31, 2010. Unvested restricted stock awards are forfeited upon retirement (except in the case of mandatory retirement at age 65). For performance units, in the case of retirement where a named executive officer has worked more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Committee.

Death or Disability

In the event of death or disability, our named executive officers would be entitled to the vested benefits they have accrued under Marathon’s standard benefits programs. Long-term incentive awards would immediately vest in full upon the death of a named executive officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards would continue to vest as if the named executive officer remained employed for up to 24 months during the period of disability.

Other Termination

No special employment or severance agreements are in place for our named executive officers, except for our Executive Change in Control Severance Benefits Plan, which is described in more detail below. Effective February 1, 2005, we adopted a policy stating that our Board should seek stockholder approval or ratification of severance agreements for senior executive officers (other than agreements consistent with Marathon’s change-in-control policy adopted in 2001, which is reflected in the Executive Change in Control Severance Benefits Plan) that would require payment of cash severance benefits exceeding 2.99 times a senior executive officer’s salary plus bonus for the prior calendar year.

Change in Control

We believe that if a change-in-control of Marathon is under consideration, our named executive officers should be encouraged to continue their dedication to their assigned duties. For this reason, we have a plan that provides the following severance benefits if a named executive officer’s employment is terminated under certain circumstances following a change-in-control. Our Executive Change in Control Severance Benefits Plan provides:

•      a cash payment of up to three times the sum of the named executive officer’s current salary plus the highest bonus paid in the three years before the termination or change-in-control;

•      life and health insurance benefits for up to 36 months after termination, at the lesser of the current cost or the active employee cost;

•      an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•      a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the named executive officer under the final average pay formula in our pension plans and those which would be payable if (a) the named executive officer had an additional three years of participation service credit, (b) the named executive officer’s final average pay would be the higher of salary at the time of the change-in-control event or termination plus his or her highest annual bonus from the preceding three years, (c) for purposes of determining early retirement commencement factors, the named executive officer had three additional years of vesting service credit and three additional years of age, and (d) the named executive officer’s pension had been fully vested;

•      a cash payment equal to the difference between amounts receivable under our defined contribution plans and amounts which would have been received if the named executive officer’s savings had been fully vested; and

•      a cash payment of the amount necessary to ensure that the payments listed above are not subject to net reduction due to the imposition of federal excise taxes.

The severance benefits are payable if a named executive officer is terminated or resigns for good reason. However, benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability, or resignation (other than for good reason) by the named executive officer.

If our named executive officers had actually been terminated following a change-in-control on December 31, 2010, they would receive benefits (in addition to vesting of equity-based awards and performance units, as discussed below) valued as follows:

Name	Value due to Termination Following Change in Control(1)
C. P. Cazalot, Jr.	$14,960,216
J. F. Clark	$ 6,814,571
G. R. Heminger	$10,293,220
D. E. Roberts, Jr.	$ 9,491,306
S. J. Kerrigan	$ 3,737,006

(1)	Retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75 percent male and 25 percent female; a discount rate of 2.25 percent for named executive officers who are retirement eligible (taking into account the additional three years of age and service credit) and 2.25 percent for named executive officers who are not retirement eligible; the current lump sum interest rate for the relevant plans; and a lump sum form of benefit. Health and welfare plans reflect the incremental cost of coverage under the policy using the assumptions used for financial reporting purposes under ASC 715. These amounts include an excise tax gross-up for Mr. Roberts and Ms. Kerrigan for tax imposed under Sections 280G and 4999 of the Internal Revenue Code. This gross-up was calculated using the highest marginal federal individual income tax rate and assuming no state or local income tax for residents of Texas. For Mr. Heminger, the gross-up was calculated assuming applicable state and local tax rates for Ohio.

The Executive Change in Control Severance Benefits Plan continues during a potential change-in-control period and for two years after a change-in-control.

In addition, immediately upon a change-in-control or upon a named executive officer’s termination of employment during a potential change-in-control, outstanding stock options, stock appreciation rights, and restricted stock would become fully vested. If a change-in-control occurs prior to the end of a performance period, then outstanding performance units would be fully vested at the target level.

If a change-in-control had occurred on the last business day of 2010, our named executive officers, whether terminated or not, would have been entitled to receive benefits valued as follows due to the accelerated vesting of their outstanding performance unit awards and restricted stock awards:

Name	Value due to Accelerated Vesting of Long-Term Incentives
C. P. Cazalot, Jr.	$19,675,885
J. F. Clark	$ 5,808,264
G. R. Heminger	$ 7,144,749
D. E. Roberts, Jr.	$ 7,298,471
S. J. Kerrigan	$ 1,317,610

These values were calculated using the 2010 year-end closing market price for Marathon common stock of $37.03.

These values also assume that performance units awarded in 2009 and 2010 would vest and would be paid out at the target level of $1 per unit. However, these values do not include any amount for accelerated vesting of performance units awarded in 2008 for the performance period from January 1, 2008 through December 31, 2010. We have assumed that there would be no payment for performance units granted in 2008, in accordance with the terms of the performance unit award agreement, notwithstanding a change-in-control on the last business day of 2010.

The definition of a change-in-control for purposes of the Executive Change in Control Severance Benefits Plan is complex but is summarized as follows. It includes any change-in-control required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change-in-control will have occurred if:

•      any person not affiliated with Marathon acquires 20 percent or more of the voting power of our outstanding securities;

•      our Board no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by our Board in this manner;

•      we merge with another company and, as a result, our stockholders hold less than 50 percent of the voting power of the surviving entity immediately after the transaction;

•      our stockholders approve a plan of complete liquidation of Marathon; or

•      we sell all or substantially all of our assets.

In addition, if any person takes certain actions that could result in a change-in-control, a potential change-in-control will have occurred. The definition of a potential change-in-control for purposes of the Executive Change in Control Severance Benefits Plan is complex but, in general, a potential change-in-control would occur upon: Marathon entering into an agreement which could result in a change-in-control; any person becoming the owner of 15 percent or more of our common stock; a public announcement by any person or entity stating an intention to take over Marathon; or a determination by our Board of Directors that a potential change-in-control has occurred.

Certain Relationships and Related Person Transactions
Officers, Directors and Immediate Family

Grant R. Heminger is vice president of marketing for our wholly-owned subsidiary, Speedway LLC and has been employed by us for twenty-one years. Grant is the brother of Gary Heminger, Executive Vice President, Downstream. In 2010, Grant was paid cash compensation in the amount of $227,607 and received a stock option grant of 6,530 shares at an exercise price of $30.37. He also received a stock vesting tax advance and restricted stock dividend in the amount of $6,217.

Darla I. Burns is a senior accounting analyst for our wholly-owned subsidiary, Marathon Petroleum Company LP and has been employed by us for twenty-three years. Darla is the sister of Gary Heminger. In 2010, she was paid cash compensation in the amount of $120,297.

Bernard F. Clark, Jr. is a partner in the Houston law office of Haynes and Boone, LLP. Mr. Clark is the brother of Janet F. Clark, Executive Vice President and Chief Financial Officer. In 2010, Haynes and Boone represented our Company in a number of litigation matters. The amount paid to Haynes and Boone for legal services in 2010 was $184,122.23. It is anticipated that Haynes and Boone will provide similar legal services in 2011.

Policy and Procedures with Respect to Related Person Transactions

Our policy with respect to related person transactions contains procedures for reviewing, approving or ratifying related person transactions. As stated in the policy, it is the Company's intent to enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders.

The material features of the policy and procedures for reviewing, approving or ratifying related person transactions are as follows.

• In conjunction with the annual directors’ and officers’ questionnaire, each director and executive officer is required to submit the following information: (a) a list of his or her immediate family members; (b) for each person listed and, in the case of a director, the person’s employer and job title or brief job description; (c) for each person listed and the director or executive officer, each firm, corporation or other entity in which such person is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest; and (d) for each person listed and the director or executive officer, each charitable or non-profit organization for which the person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

• With respect to five percent owners, the Company, by examining SEC filings and through the use of Internet search engines is required to create a list, to the extent the information is readily available, of (a) if the person is an individual, the same information as is requested of directors and executive officers under this policy and (b) if the person is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity.

• Prior to entering into a related person transaction (a) the related person, (b) the director, executive officer, nominee or beneficial owner who is an immediate family member of the related person, or (c) the business unit or department leader responsible for the potential related person transaction is required to provide the requisite notice containing the facts and circumstances of the proposed related person transaction.

•

In the event a related person transaction has not been previously approved or previously ratified, it is required to be submitted to the committee or Chair promptly, and the committee or Chair is required to consider all of the relevant facts and circumstances available. Based on the conclusions reached, the committee or the Chair is further required to evaluate all options, including ratification, amendment or termination of the related person transaction. If the transaction has been completed, the committee or Chair is required to evaluate the transaction to determine if rescission of the transaction is appropriate.

•

At the committee’s meeting in January or February of each fiscal year, the committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000.

•

No immediate family member of a director or executive officer is permitted to be hired as an employee of the Company unless the employment arrangement is approved by the committee. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the committee.

Compensation Policies and Practices for Employees

We offer our employees a competitive pay package that includes base pay, annual cash bonuses and long-term incentives for qualifying employees. We do not believe that our compensation policies or practices for any employees are reasonably likely to have a material adverse effect on Marathon.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple Marathon Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Marathon stockholders who share your address, then only one proxy statement is being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (713) 629-6600 (please ask for Investor Relations) or write to us at Marathon Oil Corporation, Investor Relations Office, P.O. Box 3128, Houston, Texas, 77210-3128. Stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has retained Alliance Advisors to assist with the solicitation of proxies for a fee not to exceed $8,500, plus reimbursement for out-of-pocket expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

Sylvia J. Kerrigan

Secretary

March [  ], 2011

APPENDIX I

MARATHON OIL CORPORATION

Audit and Finance Committee Charter

(Amended and Restated Effective October 28, 2009)

Statement of Purpose

The Audit and Finance Committee is a standing committee of the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance, (ii) the performance of the internal audit function, (iii) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls, (iv) the annual independent audit of the Company’s financial statements, (v) the compliance by the Company with legal and regulatory requirements, and (vi) the fulfillment of the other responsibilities set forth herein.

Authority

The Audit and Finance Committee has authority to conduct or authorize investigations into any matters within the scope of its responsibility. The Committee shall have full authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, (ii) to retain outside legal, accounting or other consultants to advise the Committee, and (iii) to request any officer or employee of the Company, the Company’s outside counsel, inside counsel, independent auditors or internal auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Membership

The Audit and Finance Committee shall be comprised of not less than three nor more than ten members. Each member shall be a member of the Board of Directors and shall be independent and qualified under standards established by applicable law, stock exchange listing standards, and the Company’s Corporate Governance Principles. At least one member of the Committee shall be a “financial expert,” as defined by applicable law. No director who serves on the audit committees of more than two other public companies may serve on the Audit and Finance Committee, unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Audit and Finance Committee. Except in any such member’s capacity as a member of the Audit and Finance Committee, the Board of Directors, or any other board committee, no member shall accept any consulting, advisory, or other compensatory fee from the Company, or be an affiliated person of the Company or any subsidiary thereof.

Meetings

The Audit and Finance Committee will meet at least five times a year, with authority to convene additional meetings as circumstances require. All Committee members are expected to attend each meeting, in person or via teleconference. The Committee may invite members of management, auditors, or others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes of each meeting will be prepared. If requested by any member of the Committee, time shall be allotted for an executive session of Committee members only and any executives or outside advisors they might want to invite.

Quorum

A majority of the total number of Committee members then in office shall constitute a quorum for the transaction of business at any meeting. All matters shall be decided by the affirmative vote of a majority of members present in person or by proxy at a meeting duly called and held.

Relationship with Independent Auditor

One of the important duties of the Audit and Finance Committee is the relationship of the Company with its independent auditor. The independent auditor is ultimately accountable to the Board of Directors and the Audit and Finance Committee as representatives of the shareholders. The independent auditor shall report directly to the Audit and Finance Committee.

Responsibilities

The following shall be the principal responsibilities of the Audit and Finance Committee:

Independent Auditor Matters

1.

Recommendation and Engagement of Independent Auditor. The Committee shall recommend annually to the Board of Directors the firm of independent auditors to be nominated for ratification by the shareholders to audit the financial statements of the Company, and the Committee shall appoint, replace, compensate and oversee the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

2.

Approval of Audit and Non-Audit Fees and Services of Independent Auditor. The Committee shall review the fees proposed for the coming year and approve the final fees and expenses of the independent auditor for audit, audit-related, tax, and permissible non-audit services performed by the independent auditor for the past year, and approve in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor, however, in accordance with and as defined by applicable law, in no event shall the non-audit services include (i) bookkeeping or other services related to the accounting records or financial statements of the Company, (ii) financial information systems design and implementation, (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (iv) actuarial services, (v) internal audit outsourcing services, (vi) management functions or human resources, (vii) broker or dealer, investment adviser, or investment banking services, (viii) legal services and expert services unrelated to the audit, and (ix) any other service that the Board of Directors determines, by regulation, is impermissible. The chair of the Committee is hereby given authority to approve fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services in an amount not to exceed $500,000.

3.

Determination of Independence of Independent Auditor. The Committee shall annually review the independence letter issued by the independent auditors, actively engage in a dialogue with the independent auditor with respect to any relationships disclosed in that letter, discuss the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented, and report to the Board of Directors any appropriate action necessary to maintain the auditor’s continuing independence.

4.

Determination as to Performance of Independent Auditor. The Committee shall annually review a report by the independent auditor, which sets forth (i) the firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

5.

Guidelines for Employment of Staff of Independent Auditor. The Committee shall establish guidelines for the Company’s hiring of employees or former employees of the independent auditor, which shall meet the requirements of applicable law and listing standards.

Independent and Internal Auditor Matters

6.

Audits by Independent and Internal Auditors. The Committee shall review annually the scope of audit activities of both the independent auditor and the internal audit staff, including a review of risk assessment strategies.

7.

Meetings with Independent and Internal Auditors and Management. The Committee shall meet separately and periodically with the independent auditor, the internal audit staff and management with respect to the status and results of their activities including, without limitation, with respect to the independent auditor (i) any audit problems and management’s response thereto, (ii) all critical accounting policies and practices used, (iii) all alternative treatments of financial information within generally accepted accounting principles discussed with management, including ramifications with respect thereto and the treatment preferred by the independent auditor, and (iv) other material written communications between the independent auditor and management.

8.	Review of Benefit Plans. The Committee shall receive and review the audit plans and audit reports of the Company’s benefit plans.

Internal Auditor Matters

9.

Internal Auditors Access to Board, Audit Committee and Management. The Committee shall ensure that the internal audit function is structured in a manner that permits the internal audit staff to have full and unrestricted access to the Board, the Audit and Finance Committee, management, and the Company’s records, personnel and physical properties relevant to the fulfillment of its duties.

10.

Review of Internal Auditors’ Charter, Qualifications and Quality Control. The Committee shall annually review the internal audit department’s charter and the experience and qualifications of the senior members of the internal audit staff and the quality control procedures of the internal auditors.

Financial Statement, Proxy Statement and Other Disclosure Matters

11.

Review of Annual and Quarterly SEC Filings. The Committee shall review, approve and discuss with management and the independent auditor the annual and quarterly financial statements, including Forms 10-K and 10-Q, giving special consideration in any such review to material changes in accounting policy and assessing the fairness of the financial statements and disclosures including, without limitation, the Company’s disclosures in Management’s Discussion and Analysis contained in any such report.

12.

Review of Earnings Releases. The Committee or Committee chair shall review quarterly earnings press releases, as well as discuss financial information and earnings guidance provided to analysts and rating agencies.

13.

Review and Approve Internal Control Reports. The Committee shall review and approve the internal control reports to be included in the annual and quarterly reports, which shall provide that it is the responsibility of management to establish and maintain an adequate internal control structure and procedures for financial reporting, and contain an assessment of the effectiveness of such structure and procedures as of the end of the period covered by the report.

14.

Review of Disclosure Controls and Procedures. The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

15.

Preparation of Disclosures for Proxy Statement. The Committee shall produce the Audit and Finance Committee disclosures required by the Securities and Exchange Commission rules and regulations to be included in the Company’s annual proxy statement.

Finance and Benefit Plan Matters

16.	Recommendations on Dividends. The Committee shall make recommendations to the Board concerning dividends.

17.

Approve and Recommend Financings. Within the authority levels established by the Board, the Committee shall approve financings by the Company (except financings which involve the issuance of common stock), including the recommendation of action to subsidiaries, partnerships and joint ventures.

18.

Loans, Guarantees and Other Uses of Credit. Within the authority levels established by the Board, the Committee shall authorize loans to outside entities, guarantees by the Company of the credit of others, and other uses of the Company’s credit.

19.

Report on Financial Covenant Compliance. The Committee shall periodically review and report to the Board concerning the Company’s compliance with financial covenants and other terms of loans and other agreements.

20.

Pension and Benefit Plans. The Committee shall periodically review the (i) funding policies, and (ii) performance of the investment managers, trustees and investment committees, for the Company’s and its subsidiaries’ pension and other post-employment benefit plans.

Other Matters

21.

Review Codes of Conduct and Compliance. The Committee shall review codes of conduct applicable to directors, officers and employees of the Company and its subsidiaries, including reports from management concerning compliance with corporate policies dealing with business conduct.

22.	Review of Business Expense Reporting. The Committee shall annually review the business expense reporting of the officers of the Company.

23.	Review of Contingency Plans. The Committee shall review contingency plans in the event of a failure of information technology systems.

24.	Review of Organizational Structures. The Committee shall periodically review the organizational structures and capitalization of entities through which the Company conducts its business.

25.

Review of Legal and Regulatory Compliance. The Committee shall periodically review with management, including the General Counsel, and the independent auditor any correspondence with, or other action by, regulators or governmental agencies and any complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct or Whistleblowing Procedures. The Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

26.

Discuss Policies with Respect to Risk Assessment and Risk Management. The Committee shall discuss with management, including the Chief Executive Officer, guidelines and policies to govern the process by which risk assessment and risk management is undertaken by the Company.

27.	Performance Evaluation. The Committee shall complete an annual performance evaluation of this Committee and its members consistent with the responsibilities set forth in this charter.

28.

Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, including the authority to grant preapprovals of audit, audit-related, tax, and permissible non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit and Finance Committee at its next scheduled meeting.

29.	Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

30.	Review of Charter. The Committee shall reassess and report to the Board on the adequacy of this charter on an annual basis.

APPENDIX II

Marathon Oil Corporation

Audit and Finance Committee Policy

For

Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-

Audit Services

Statement of Purpose and Scope

The purpose of this policy is to provide procedures to comply with Section 202 of the Sarbanes-Oxley Act of 2002 regarding pre-approval of all audit, audit-related, tax and permissible non-audit services provided by Marathon Oil Corporation’s independent auditor. All audit, audit-related, tax and permissible non-audit services, except as noted under the de minimus exception herein, for Marathon Oil Corporation and its consolidated entities (collectively, the “Company”) requires pre-approval by the Audit and Finance Committee (the “Committee”) of the Board of Directors (the “Board”) prior to commencement of such services from the Company’s independent auditor.

Procedures

The following procedures will be followed for pre-approving all audit, audit-related, tax and permissible non-audit services.

1.

In accordance with Section 202 of the Sarbanes-Oxley Act of 2002, the Committee shall pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception below. The appendices to this policy describe the audit (Appendix A), audit-related (Appendix B), tax (Appendix C) and permissible non-audit (Appendix D) services that shall be pre-approved by the Committee.

2.	The Committee may pre-approve any audit, audit-related, tax and permissible non-audit services up to one year in advance for the ensuing year.

3.	The Committee may pre-approve services by specific categories pursuant to a forecasted budget.

4.

In the fourth quarter of each year, the Chief Financial Officer (“CFO”) shall present a forecast of audit, audit-related, tax and permissible non-audit services for the ensuing year to the Committee for approval. Throughout the next year on an “as needed” basis, the CFO shall, in coordination with the independent auditor, provide an updated budget of audit, audit-related, tax and permissible non-audit services to the Committee.

5.	Audit Services.
a.

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Committee. The Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

b.

In addition to the annual audit services approved by the Committee, the Committee may grant pre-approval for other audit services, which are those services that only the independent auditor can provide. The Committee shall pre-approve the audit services listed in Appendix A. All other audit services not listed on Appendix A must be separately pre-approved by the Committee.

6.

Audit-Related Services. Audit-related services are services reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Committee believes that the performance of audit-related services does not impair the independence of the auditor and has approved the audit-related services listed in Appendix B. All other audit-related services not listed on Appendix B must be separately pre-approved by the Committee.

7.

Tax Services. Tax services include services such as tax compliance, tax planning and tax advice. The Committee believes that the performance of tax services does not impair the independence of the auditor and shall pre-approve the tax services listed in Appendix C. All tax services not listed on Appendix C must be separately pre-approved by the Committee.

8.

Permissible Non-Audit Services. Permissible non-audit services are services that are not prohibited services as set forth in Exhibit 1 hereto. The Committee believes that the performance of permissible non-audit services does not impair the independence of the auditor and shall pre-approve the services listed in Appendix D. All permissible non-audit services not listed on Appendix D must be separately pre-approved by the Committee.

De Minimus Exception

The pre-approval requirement for permissible non-audit services provided above is waived, provided the following criteria are satisfied:

1.

the aggregate amount of all such services provided to the Company constitutes not more than 5 percent of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the permissible non-audit services are provided;

2.	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

3.

such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members or the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Notwithstanding this de minimus exception, it is the intent of the Committee that standard practice will be to pre-approve all permissible non-audit services.

Delegation

1.

The Committee may delegate to one or more designated members of the Committee who are independent directors of the Board, the authority to grant pre-approvals required herein. The decisions of any member to whom authority is delegated to pre-approve an activity hereunder shall be presented to the full Committee at each of its scheduled meetings.

2.

Pursuant to the above authority, the Committee hereby delegates pre-approval authority of up to $500,000 to the Chair of the Committee for unbudgeted items. The Chair shall report the items pre-approved under this delegation of authority at the next scheduled Committee meeting.

3.	The Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.

Supporting Documentation

When requested by the Committee, the independent auditor shall provide detailed supporting documentation for each service provided hereunder.

Appendix A

Audit Services

The following audit services are subject to pre-approval by the Audit Committee.

•	Financial Statement Audit – Statutory audits or financial audits for the Company, and subsidiaries and affiliates thereof.
•

Regulatory Financial Filings – Services related to 1933 and 1934 Act filings with the SEC (e.g., registration statements, and current and periodic reports), including issuance of comfort letters, review of documents, consents, and assistance in responding to SEC comment letters.

•

Attest Services Required by Statute or Regulation – Attestation services required by statute or regulation including, without limitation, the report on the entity’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Appendix B

Audit-Related Services

The following audit-related services are subject to pre-approval by the Audit Committee.

•	Employee Benefit Plan Audits – Audit of pension and other employee benefit plans.
•

Financial Due Diligence – Assistance in financial due diligence with respect to pre- and post-business combinations, including review of financial statements, financial data and records, and discussions with Company or counter-party finance and accounting personnel regarding, among other things, purchase accounting issues.

•

Application and General Control Reviews – Review of information technology and general controls related to specific applications, including overall general computer controls, excluding those that are a part of the financial statement audit.

•

Consultations regarding GAAP – Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies.

•	Attestation – Attestation and agreed-upon procedures engagements not required by statute or regulation.
•

Other Audits – Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements.

Appendix C

Tax Services

The following tax services are subject to pre-approval by the Audit Committee.

•

Federal and State Tax Compliance – Preparation and/or review of tax returns, including sales and use tax, excise tax, income tax, and property tax. Consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Company.

•

International Tax Compliance – Preparation and review of income, local, VAT, and GST tax returns. Consultation regarding appropriate handling of items on the returns, required disclosures, elections and filing positions available to the Company. Preparation or review of U.S. filing requirements for foreign corporations.

•

Federal and State Tax Consulting – Assistance with tax audits. Responding to requests from the Company’s tax organization regarding technical interpretations, applicable laws and regulations, and tax accounting. Tax advice on mergers, acquisitions, and restructurings.

•

International Tax Consulting – Assistance with tax examinations. Advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, VAT, GST, excise tax or equivalent taxes in the jurisdiction. Tax advice on restructurings, mergers and acquisitions.

•

Transfer Pricing – Advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements regarding royalties and inter-company pricing and assistance with tax exemptions.

•	Customs and Duties – Compliance reviews and advice on compliance in the areas of tariffs and classification, origin, pricing, and documentation. Assistance with customs audits.
•	Expatriate Tax Services – Preparation of individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices.
•	Executive Tax Services for Calendar Year 2003 Only – Preparation of individual income tax returns, and advice on impact of changes in federal, state and local tax laws.

Appendix D

Permissible Non-Audit Services

The following permissible non-audit services are subject to pre-approval by the Audit Committee.

•	Assistance with preparation of statutory financial statements
•	Assistance with filing of statistical information with governmental agencies
•	Accounting research software license

Exhibit 1

Prohibited Services

The independent auditor shall be prohibited from performing the following services:

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client;
•	Financial information systems design and implementation;
•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
•	Actuarial services;
•	Internal audit outsourcing services;

•	Management functions or human resources;
•	Broker or dealer, investment adviser, or investment banking services;
•	Legal services and expert services unrelated to the audit; and
•	Any other service that the Board determines, by regulation, is impermissible.

APPENDIX III

NOTE: For convenience, Appendix III reflects the changes that will be made, should Proposal No. 3 be approved, by striking through the text to be deleted and underlining the text that would be added to supplement or replace the current text. The actual By-Law Amendment to be filed would not include the deleted text.

MARATHON OIL CORPORATION

BY-LAWS

ARTICLE I.

Stockholders.

Section 1.1 Time and Place of Meetings of Stockholders. Unless the time and place of the annual meeting of stockholders for the purpose of electing directors and transacting such other business as may be brought before the meeting are changed by the Board of Directors, as may be done from time to time, provided that all legal requirements for such change and notice to stockholders are observed, such annual meeting of stockholders of the Corporation shall be held at the office of the Corporation’s registered agent in the State of Delaware at 2 o’clock p.m., on the last Wednesday in April in each year, if not a legal holiday, and if a legal holiday, then on the next succeeding Wednesday which is not a legal holiday.

Special meetings of the stockholders (i) may be called at any time by the Board of Directors and (ii) shall be called by the chairman of the Board of Directors or the chief executive officer of the Corporation following receipt by the secretary of the Corporation of a written request of a holder or holders who, individually or collectively, have continuously held ~~of not less than~~ 20~~twenty-five~~ percent or more of the outstanding shares of the Corporation’s common stock for at least one year prior to the date the Corporation receives the written request to call a special meeting. For this purpose, share ownership is to be calculated on a “net long” basis, determined by subtracting the stockholders’ short position from their long position, based on Rule 14e-4 under the Securities Exchange Act of 1934, as amended. Any such request by a stockholder or stockholders to call a special meeting must: (i) be accompanied by proof of ownership of record of ~~not less than~~ 20~~twenty-five~~ percent or more of the outstanding shares of the Corporation’s common stock and state the purchase date of each such share; (ii) specify the matter or matters to be acted upon at such meeting, each of which must be a proper subject for stockholder action under applicable law, which specification must include the complete text of any resolution or any amendment to any document applicable to the Corporation intended to be presented at the meeting; (iii) state the reasons for conducting such business at a special meeting of stockholders; and (iv) provide any other information which may be required pursuant to these By-laws or any other information with respect to the matter or matters requested to be acted upon which may be required to be disclosed under the Delaware General Corporation Law or included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission, and, as to each stockholder requesting the meeting and each other person, if any, who is a beneficial owner of the shares held by such stockholder, (a) their name and address, (b) the class and number of shares of the Corporation which are owned beneficially or of record, and (c) any material interest in the business to be brought before the meeting. Without limiting the generality of the foregoing: (a) in the case of any such request to call a special meeting for the purpose of (or for multiple purposes that include) considering any nominee or nominees to serve on the Board of Directors, such request shall set forth all the information required to be included in a notice to which the provisions of the fourth sentence of Section 1.3 of these By-laws apply, and the provisions of the fifth sentence of Section 1.4 of these By-laws shall be applicable; and (b) in the case of any such request to call a special meeting for other purpose or purposes, such request shall set forth all the information required to be included

III - 1

in a notice to which the provisions of the sixth sentence of Section 1.4 of these By-laws apply. Notwithstanding the foregoing, neither the chairman of the Board of Directors nor the chief executive officer of the Corporation shall be required to call a special stockholder meeting if (i) the special meeting request relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) a similar item was presented at any meeting of stockholders held within 120 calendar days prior to the receipt by the Corporation of the special meeting request, (iii) a similar item is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held, or (iv) the special meeting request is received by the Corporation during the period commencing 90 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

Neither the annual meeting nor any special meeting of stockholders need be held within the State of Delaware.

Any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders or otherwise, may not be taken without a meeting, prior notice and a vote, and stockholders may not act by written consent.

III - 2

Marathon Oil Corporation 5555 San Felipe Road Houston, TX 77056

C/O SHAREHOLDER SERVICES P.O. BOX 4813 HOUSTON, TX 77210-4813

MARATHON Marathon Oil Corporation

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on April 26, 2011 for shares held by registered holders directly and 11:59 p.m. EDT on April 24, 2011 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on April 26, 2011 for shares held by registered holders directly and 11:59 p.m. EDT on April 24, 2011 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marathon Oil Corporation, c/o Broadridge Financial Solutions, Inc.,

51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on April 26, 2011, for shares held by registered holders directly and at 11:59 p.m. EDT on April 24, 2011, for shares held in the Marathon Oil Company Thrift Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M30531-Z54863 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MARATHON OIL CORPORATION

Your Board of Directors recommends you vote “FOR” Items 1a. through 1m.

1. Election of directors for a one-year term expiring in 2012

NOMINEES: For Against Abstain

1a. Gregory H. Boyce

1b. Pierre Brondeau

1c. Clarence P. Cazalot, Jr.

1d. David A. Daberko

1e. William L. Davis

1f. Shirley Ann Jackson

1g. Philip Lader

1h. Charles R. Lee

1i. Michael E.J. Phelps

1j. Dennis H. Reilley

1k. Seth E. Schofield

1l. John W. Snow

1m. Thomas J. Usher

Please indicate if you plan to attend this meeting.

Yes No

Your Board of Directors recommends you vote “FOR” Item 2 For Against Abstain

2. Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2011.

Your Board of Directors recommends you vote “FOR” Item 3

3. Board proposal to amend our By-laws to lower the

threshold for stockholders to call special meetings.

Your Board of Directors recommends you vote “FOR” Item 4

4. Board proposal for a non-binding advisory vote on our

executive compensation.

Your Board of Directors recommends you vote

“EVERY YEAR (1)” for Item 5: 1 Year 2 Years 3 Years Abstain

5. Board proposal to select the desired

frequency of non-binding advisory votes on

executive compensation.

Your Board of Directors recommends you vote For Against Abstain

“AGAINST” Item 6

6. Stockholder proposal seeking a safety report outlining

the Company’s steps to reduce the risk of accidents.

Please indicate if you wish to view meeting materials

electronically via the Internet rather than receiving a hard copy; please note that you will continue to receive a proxy

card for voting purposes only. Yes No

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

MARATHON Marathon Oil Corporation

2011 ANNUAL MEETING OF STOCKHOLDERS

ATTENDANCE CARD

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, April 27, 2011.

The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 at 10:00 A.M. Central Time.

(Please detach this card from your proxy card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience, however your right to attend without an attendance card, upon proper identification, is not affected.)

Sylvia J. Kerrigan Secretary

(FOR THE PERSONAL USE OF THE NAMED STOCKHOLDER(S) ON THE BACK-NOT TRANSFERABLE.)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The 2011 Notice of Annual Meeting of Stockholders and Proxy Statement, and the Letter to Stockholders and 2010 Annual Report on Form 10-K are available at www.proxyvote.com.

(Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.)

M30532-Z54863

Proxy and Voting Instruction Form

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on April 27, 2011

For shares held by registered holders

The undersigned hereby appoints Thomas J. Usher, Clarence P. Cazalot, Jr. and Janet F. Clark, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, April 27, 2011 and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2011 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on reverse side.

You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote the shares unless you sign and return the proxy card.

For shares held in Marathon Oil Company Thrift Plan

These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the “Marathon Plan”). The undersigned, as a participant in the Marathon Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned’s account under the Marathon Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2011 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by April 24, 2011, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE